Exhibit 99.1

DIAMOND OFFSHORE DRILLING, INC.

January 3, 2022

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Diamond Offshore Drilling, Inc. to be held at the company’s headquarters located at 15415 Katy Freeway, Houston, Texas 77094, on Friday, January 21, 2022, at 8:30 a.m. local time. Details regarding admission to the meeting and the business to be conducted are provided in the accompanying Notice of Annual Meeting of Stockholders and proxy statement. We urge you to read this information carefully.

Our Board of Directors and management team have made great strides in executing our business strategy since our successful emergence from chapter 11 restructuring and the appointment of our Board in April 2021. For example:

•	We were awarded significant new work from our customers, adding approximately $600 million of new backlog during the last three quarters of 2021.

•	We continued our high level of operational excellence and achieved an impressive operating efficiency of approximately 98% since emergence.

•

We continue to keep our highly sophisticated assets contracted. Since May 2021, Diamond has achieved an average contracted fleet utilization of over 70% compared to an industry average of approximately 56%.

Our Board of Directors recommends that you vote FOR each of the Board’s three Class I director nominees named in the company’s proxy statement. We believe that each and every one of our Class I directors has represented the interests of all stockholders, regardless of size, without special interest and to a high fiduciary standard. Our Board also recommends a vote FOR the resolution approving executive compensation and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditor for fiscal year 2021.

On behalf of the Board and management, we appreciate your support and participation.

Sincerely,

Neal P. Goldman	Bernie Wolford, Jr.
Chairman of the Board	President and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the annual meeting, we encourage you to carefully read the accompanying proxy statement and vote as soon as possible. You may vote your shares by signing and dating the enclosed white proxy card and returning it in the postage-paid envelope provided. For your convenience, you may also vote your shares via the Internet or by telephone by following the instructions on the enclosed white proxy card. You may also vote in person at the annual meeting.

DIAMOND OFFSHORE DRILLING, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on January 21, 2022

The annual meeting of stockholders of Diamond Offshore Drilling, Inc. will be held at the office of the company located at 15415 Katy Freeway, Houston, Texas 77094, on Friday, January 21, 2022, at 8:30 a.m. local time, for the following purposes, as more fully described in the accompanying proxy statement:

•

To elect three Class I directors, each to serve until our annual meeting of stockholders in 2025 and until his/her respective successor is duly elected and qualified or until his/her earlier death, resignation, disqualification or removal;

•	To hold an advisory vote on executive compensation;

•	To ratify the appointment of Deloitte & Touche LLP as the independent auditor for our company and its subsidiaries for fiscal year 2021; and

•	To transact such other business as may properly come before the meeting or any adjournments or postponements.

Our stockholders of record at the close of business on December 3, 2021 are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements. Additional information regarding the annual meeting, including COVID-19 vaccination requirements for entering our office, is included in the attached proxy statement. Your vote is important. Whether or not you plan to attend the meeting in person, please vote as promptly as possible using the Internet or telephone as instructed on your enclosed white proxy card, or, if you received a paper copy of the proxy materials, by signing, dating and returning the white proxy card. The Board of Directors recommends a vote FOR each of the three Class I director nominees recommended by your Board on the white proxy card, FOR the resolution approving executive compensation and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditor for fiscal year 2021.

January 3, 2022	By Order of the Board of Directors,

David L. Roland
Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on January 21, 2022:

Our proxy statement is available at www.diamondoffshore.com in the “Investors” section under “Annual Report.”

DIAMOND OFFSHORE DRILLING, INC.

PROXY STATEMENT

For the Annual Meeting of Stockholders

to be held on January 21, 2022

ABOUT THE ANNUAL MEETING

Why am I receiving these materials, and when and where will the meeting be held?

The Board of Directors of Diamond Offshore Drilling, Inc. (which we refer to in this proxy statement as we, our, us, our company or the company) is providing you these proxy materials in connection with the Board’s solicitation of proxies for our annual meeting of stockholders to be held at the office of the company located at 15415 Katy Freeway, Houston, Texas 77094, on Friday, January 21, 2022, commencing at 8:30 a.m. local time, and any adjournments and postponements (which we refer to as the Annual Meeting). This proxy statement summarizes information related to your vote at the Annual Meeting.

We intend to begin mailing proxy materials on or about January 3, 2022. Whether or not you plan to attend the Annual Meeting, you may submit a proxy to vote your shares by the Internet, phone or mail as more fully described below.

We are actively monitoring the public health and travel concerns relating to COVID-19 and the related recommendations and protocols issued by federal, state and local governments. In the event that it is not possible or advisable to hold the Annual Meeting in person as planned, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the Annual Meeting solely by means of remote communication. Any such change, including details on how to participate and vote in a remote Annual Meeting, would be announced in advance, and details would be posted on our website at www.diamondoffshore.com and filed with the Securities and Exchange Commission (or the SEC). It is important that you retain a copy of your Control Number found on the proxy card or voting instruction form, as such number will be required in order to gain access to any remote Annual Meeting. As always, we encourage you to vote your shares prior to the Annual Meeting.

What is the purpose of the Annual Meeting, and how does the Board recommend that I vote?

Voting Item	Board Recommendation	Reason for Recommendation
1. Election of Three Class I Directors	FOR each nominee listed below and on the enclosed white proxy card

The Class I director nominees were recommended to the Board by our Nominating, Governance and Sustainability Committee. The Board believes the recommended nominees have represented all stockholders equally and possess the skills and expertise necessary to successfully oversee the implementation of our strategic plans for the benefit of stockholders, employees and other stakeholders.

2. Approve Executive Compensation	FOR	The Board believes our executive compensation programs are reasonable and effectively align executive compensation with performance.

3. Ratify Appointment of Independent Auditors	FOR	As recommended by the Audit Committee.

Who is soliciting my proxy?

Our Board of Directors is soliciting proxies on our behalf using the enclosed white proxy card to be voted at the Annual Meeting. All costs of soliciting the proxies will be paid by the company. Copies of solicitation materials will be furnished to banks, brokers, nominees and other fiduciaries and custodians to forward to beneficial owners of our common stock held by such persons. We will reimburse such persons for their reasonable out-of-pocket expenses in forwarding solicitation materials. In addition to solicitations by mail, some of the company’s directors, officers and other employees, without extra compensation, might supplement this solicitation by telephone, personal conversation or other communication. The company has also retained Innisfree M&A Incorporated to assist with the solicitation of proxies for an agreed fee plus reasonable out-of-pocket expenses, which fees and expenses will be paid by the company.

Who is entitled to attend and vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on December 3, 2021, the record date for the Annual Meeting, or the holders of their valid proxies may attend and vote at the Annual Meeting. A list of our stockholders will be available for review at our executive offices in Houston, Texas during ordinary business hours for a period of 10 days prior to the meeting. Each person attending the Annual Meeting may be asked to present a photo ID before being admitted to the meeting. In addition, stockholders who hold their shares through a broker or nominee (i.e., in street name) should provide proof of their beneficial ownership, such as a brokerage statement showing their ownership of shares as of December 3, 2021.

In accordance with our company policy, all visitors to our office are required to be fully vaccinated with a COVID-19 vaccine, and no unvaccinated visitors will be allowed in our office. Accordingly, any non-employee stockholder planning to attend the Annual Meeting in person must show proof of COVID-19 vaccination dated at least two weeks prior to the meeting date and complete a COVID-19 screening form prior to entering the Annual Meeting.

Each stockholder is entitled to one vote for each share of common stock held. Shares of our common stock represented in person or by a properly submitted proxy will be voted at the Annual Meeting. At the close of business on the record date, there were 99,973,541 shares of our common stock outstanding and entitled to vote. Common stock is our only class of stock entitled to vote at the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, whether in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business.

How do I vote?

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, there are several ways for you to vote your shares. Whether or not you plan to attend the Annual Meeting, we urge you to vote by the enclosed white proxy card prior to the Annual Meeting to ensure that your vote is counted.

•

Via the Internet: You may vote at the website listed on the enclosed white proxy card 24 hours a day, seven days a week. Have your enclosed white proxy card available when you access the website and use the Control Number shown on your proxy card.

•

By Telephone: You may vote using a touch-tone telephone by calling the toll-free number listed on the enclosed white proxy card 24 hours a day, seven days a week. Have your enclosed white proxy card available when you call and use the Control Number shown on your proxy card.

•

By Mail: You may vote using your enclosed white proxy card by completing, signing, dating, and returning the proxy card in the self-addressed, postage-paid envelope provided. If you properly complete your enclosed proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed.

•	In Person: You may vote in person during the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with proxy materials from that organization rather than directly from us. Please check with your bank, broker or other agent and follow the voting instructions they provide to vote your shares. Generally, you will have three options for returning your proxy.

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By Method Listed on Your Voting Instruction Card: Please refer to your voting instruction card or other information provided by your broker, bank or other agent to determine whether you may vote by telephone or electronically on the Internet and follow the instructions on the voting instruction card or other information provided by your broker, bank or other agent. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank, broker or other agent does not offer Internet or telephone voting information, please follow the other voting instructions they provide to vote your shares.

•	By Mail: You may vote by signing, dating and returning your voting instruction card in the pre-addressed envelope provided by your broker, bank or other agent.

•

In Person: To vote during the Annual Meeting, you may be required to obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with the proxy materials or contact your broker, bank or other agent to request the proxy form authorizing you to vote the shares.

If you receive multiple proxy cards from the company or your broker, bank or other agent, this usually indicates that your shares are held in more than one account, such as two brokerage accounts and are registered in different names. You should complete and return each of the proxy cards to ensure that all of your shares are voted. Unless you revoke your proxy, your shares of common stock represented by your proxy will be voted at the Annual Meeting in accordance with the directions given in your proxy.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated. Stockholders may call toll-free at (877) 717-3936. Banks and brokers may call collect at (212) 750-5833.

How will my shares be voted if I do not specify how they should be voted?

If you are a stockholder of record and you indicate when voting in person, on the Internet or by telephone that you wish to vote as recommended by the Board, then your shares will be voted at the Annual Meeting in accordance with the Board’s recommendation on all matters presented for a vote at the Annual Meeting. Similarly, if you sign and return the enclosed white proxy card but do not indicate how you want to vote your shares for a particular proposal or for all of the proposals, then for any proposal for which you do not so indicate, your shares will be voted in accordance with the Board’s recommendation.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then the organization that holds your shares may generally vote your shares in its discretion on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the Inspector of Election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.”

If any other matter is presented at the Annual Meeting, your proxy will vote in accordance with his or her best judgment. As of the date of this proxy statement, we know of no matters that need to be acted on at the Annual Meeting other than those discussed in this proxy statement.

Can I change my vote after I return my proxy card?

Your proxy may be revoked at any time before its exercise by signing, dating and delivering written notice of revocation to David L. Roland, Corporate Secretary, Diamond Offshore, P.O. Box 4558, Houston, Texas 77210, or by submitting a valid proxy that is dated later, or, if you attend the Annual Meeting in person, by submitting notice of revocation to the Inspector of Election referred to below during the Annual Meeting.

How will votes be recorded and where can I find the voting results of the Annual Meeting?

Votes will be tabulated by First Coast Results, Inc., and the results will be certified by our Inspector of Election. In tabulating votes, the Inspector of Election will make a record of the number of shares voted for or against each nominee and each other matter voted upon, the number of shares abstaining with respect to each nominee or other matter, and the number of shares held of record by broker-dealers that are present at the Annual Meeting but not voting. We plan to announce preliminary voting results during the Annual Meeting and to publish the final results in a current report on Form 8-K following the Annual Meeting.

What vote is required to approve each item to be voted on at the Annual Meeting?

Election of Directors. A plurality of the votes cast is required for the election of directors. Accordingly, the three valid nominees for election as directors at the Annual Meeting who receive the most “For” votes among votes properly cast for election will be elected.

Votes Required to Adopt Other Proposals. The affirmative vote of shares of common stock representing a majority of the votes cast (excluding abstentions and broker non-votes) by the holders of shares present and entitled to vote on the matter is required to approve each of the other proposals to be voted on at the Annual Meeting.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes (i.e., shares with respect to which a broker indicates that it does not have authority to vote on a matter) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Shares that are voted to abstain and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the outcome of the voting for directors or the outcome of the voting for any other proposal.

Conduct of the Meeting

The Chairman has broad responsibility and legal authority to conduct the Annual Meeting in an orderly and timely manner. This authority includes establishing rules of conduct and procedures for stockholders who wish to attend the meeting. In fairness to all stockholders in attendance, and in the interest of conducting a fair, informative, orderly and constructive meeting, the rules must be followed and will be enforced. Copies of the rules will be available at the Annual Meeting, but below are some of the rules that will apply:

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In accordance with our company policy, all visitors to our office are required to be fully vaccinated with a COVID-19 vaccine, and no unvaccinated visitors will be allowed in our office. Accordingly, any non-employee stockholder planning to attend the Annual Meeting in person must show proof of COVID-19 vaccination dated at least two weeks prior to the meeting date and complete a COVID-19 screening form prior to entering the Annual Meeting.

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Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting, and attendees will be subject to security inspections. Recording of the Annual Meeting or the Q&A session following the Annual Meeting is prohibited without the written consent of the company.

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In accordance with our Bylaws, only the proposals properly noticed and listed in the proxy statement will be brought before the Annual Meeting. Any proposal or nomination not timely and properly submitted is out of order and will be barred from consideration.

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Only questions submitted by email and received prior to the Annual Meeting will be addressed after the formal business of the Annual Meeting. For more information, see “Submitting a Question for the Annual Meeting” below.

Submitting a Question for the Annual Meeting

After the formal business of the Annual Meeting, as time allows, we will address properly-submitted questions from stockholders regarding the company. Stockholders who desire to submit a question for the Annual Meeting must submit the question by email to ir@dodi.com prior to the Annual Meeting, identifying their name and organization. Only questions submitted and received prior to the Annual Meeting will be addressed during the meeting. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together. We will not address any questions that are not appropriate or relevant for the Annual Meeting, which could include, among other things, questions that we determine are:

•	irrelevant to the business of the company or to the business of the Annual Meeting;

•	related to material non-public information of the company;

•	related to personal matters or grievances or are in furtherance of the stockholder’s personal or business interests;

•	include derogatory references or that are otherwise in bad taste;

•	relate to pending or threatened litigation;

•	proposals or director nominations that were not properly and timely submitted; or

•	out of order or not otherwise suitable for the conduct of the Annual Meeting.

If a stockholder has questions that are not answered during the meeting, the stockholder can contact the company’s Investor Relations Department at (281) 647-4035 or ir@dodi.com after the Annual Meeting.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table shows certain information as of November 16, 2021 as to all persons who, to our knowledge, were the beneficial owners of 5% or more of our common stock, which was our only outstanding class of voting securities as of such date. The information provided below with respect to the stockholders has been furnished to us by or on behalf of the stockholders, and we have not sought to independently verify such information. All shares reported were owned beneficially by the persons indicated unless otherwise indicated below.

Name and Address	Amount Beneficially Owned		Percent of Class
Avenue Energy Opportunities Fund II AIV, L.P. 11 West 42nd Street, 9th Floor New York, New York, 10036	17,225,771	(1)	17.4%

Certain funds and accounts for which Pacific Investment Management Company LLC serves as investment manager, adviser or sub-adviser 650 Newport Center Drive Newport Beach, California 92660	11,993,383	(2)	12.0%

Certain funds and accounts for which Capital Research & Management Company serves as investment adviser 333 S. Hope Street Los Angeles, California 90071	9,555,736	(3)	9.5%

Samuel Terry Asset Management Pty Ltd As Trustee of the Samuel Terry Absolute Return Fund 120B Underwood Street Paddington 2021, Australia	7,786,885	(4)	7.7%

(1)

Based on information provided by Avenue Energy Opportunities Fund II AIV, L.P., or Avenue. Avenue Capital Management II, L.P., as the investment manager of Avenue, and Marc Lasry may be deemed to have or to share voting and dispositive power over the shares of common stock owned by Avenue. The address for Avenue is 11 West 42nd Street, 9th Floor, New York, New York, 10036.

(2)

According to information provided by Pacific Investment Management Company, LLC, or PIMCO, the number of shares of common stock beneficially owned consisted of 11,993,383 shares of common stock, which includes (i) 50,195 shares of common stock owned by PIMCO Funds: Global Investors Series plc, US High Yield Bond Fund, (ii) 57,365 shares of common stock owned by PIMCO Funds: PIMCO High Yield Fund, (iii) 30,504 shares of common stock owned by PIMCO Funds: PIMCO Diversified Income Fund, (iv) 3,260,908 shares of common stock owned by PIMCO Tactical Opportunities Master Fund Ltd., (v) 28,681 shares of common stock owned by PIMCO Funds: Global Investors Series plc, Global High Yield Bond Fund, (vi) 7,170 shares of common stock owned by PIMCO Funds: PIMCO High Yield Spectrum Fund, (vii) 34,561 shares of common stock owned by PIMCO ETF Trust: PIMCO 0-5 Year High Yield Corporate Bond Index Exchange-Traded Fund, (viii) 8,494,215 shares of common stock owned by PIMCO Global Credit Opportunity Master Fund LDC, (ix) 1,434 shares of common stock owned by University Health Systems of Eastern Carolina, Inc., (x) 5,463 shares of common stock owned by Koch Financial Assets V, LLC., (xi) 287 shares of common stock owned by Public Service Company of New Mexico and (xii) 22,600 shares of common stock owned by PIMCO ETFs plc, PIMCO US Short Term High Yield Corporate Bond Index UCITS ETF, or, collectively, the PIMCO Funds. PIMCO, in its capacity as investment manager, adviser or sub-adviser, exercises sole or shared voting or dispositive power over the shares of common stock owned by the PIMCO Funds. The address for each of the PIMCO Funds is c/o Pacific Investment Management Company LLC, 650 Newport Center Drive, Newport Beach, California 92660.

(3)

According to information provided by Capital Research and Management Company, or CRMC, the number of shares of common stock beneficially owned consisted of 9,555,736 shares of common stock which includes (i) 4,213,530 shares of common stock owned by American High-Income Trust, (ii) 472,031 shares of common stock owned by The Bond Fund of America, (iii) 724,274 shares of common stock owned by Capital Income Builder, (iv) 87,700 shares of common stock owned by Capital Group Global High Income Opportunities (LUX), or CGGHIO, (v) 1,888 shares of common stock owned by Capital Group US High Yield Fund (LUX), or CGUY, (vi) 3,306,365 shares of common stock owned by The Income Fund of America, (vii) 887 shares of common stock owned by American Funds Multi-Sector Income Fund, (viii) 333,458 shares of common stock owned by American Funds Insurance Series—Asset Allocation Fund, (ix) 110,972 shares of common stock owned by American Funds Insurance Series—American High-Income Trust, (x) 49,038 shares of common stock owned by American Funds Insurance Series—Capital World Bond Fund and (xi) 255,593 shares of common stock owned by Capital World Bond Fund, or, collectively, the CRMC Funds. CRMC, as investment adviser to each of the CRMC Funds, may be deemed to have or to share voting and dispositive power with respect to the common stock owned by the CRMC Funds. David A. Daigle, as portfolio manager, has voting and investment power over the shares of common stock held by CGGHIO and Shannon Ward, as portfolio manager, has voting and investment power over the shares of common stock held by CGUY. The address for each of the CRMC Funds is Capital Research and Management Company, 333 S. Hope Street, Los Angeles, California 90071.

(4)

Based on information provided by Samuel Terry Asset Management Pty Ltd As Trustee of the Samuel Terry Absolute Return Fund, or STAM. Frederick Raymond Woollard and Nigel Graham Burgess, as directors of STAM, may be deemed to share voting and dispositive power with respect to the shares of common stock owned by STAM. The address for STAM is 120B Underwood Street, Paddington 2021, Australia.

STOCK OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table shows the shares of our common stock beneficially owned as of November 16, 2021 by each of our current directors, each of our current and former executive officers named in the 2020 Summary Compensation Table below, and all our current directors and current executive officers as a group. Each such director and executive officer individually, and all of our current directors and executive officers as a group, owned less than 1% of our common stock. Except as otherwise noted, the named beneficial owner had sole voting power and sole investment power with respect to the number(s) of shares shown below.

Name of Beneficial Owner	Shares of our Common Stock
Neal P. Goldman	—
John H. Hollowell	—
Raj Iyer	—
Ane Launy	—
Patrick Carey Lowe	—
Adam C. Peakes	—
Bernie Wolford, Jr. (1)	999,999
David L. Roland	—
Dominic A. Savarino	—
Marc Edwards (2)	—
Ronald Woll (3)	—
Scott L. Kornblau (4)	—
All Directors and Executive Officers as a Group (9 persons, comprised of those listed above other than Marc Edwards, Ronald Woll and Scott L. Kornblau)	999,999

(1)

Includes (i) 74,074 shares of our common stock issued in connection with the vesting of time-vesting restricted stock, (ii) 148,148 unvested shares of time-vesting restricted stock, each representing one share of our common stock, and (ii) 777,777 unvested shares of performance-vesting restricted stock, each representing one share of our common stock.

(2)	On April 23, 2021, Mr. Edwards resigned as the President and Chief Executive Officer and as a director of our company.
(3)	On September 17, 2021, Mr. Woll resigned as the Executive Vice President and Chief Operating Officer of our company.
(4)	On September 20, 2021, Mr. Kornblau resigned as the Senior Vice President and Chief Financial Officer of our company.

EXECUTIVE OFFICERS

Our executive officers are elected annually by our Board of Directors and serve at the discretion of our Board of Directors until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal from office. Information with respect to our executive officers is set forth below.

Name	Age as of December 1, 2021	Position
Bernie Wolford, Jr.	62	President and CEO
David L. Roland	60	Senior Vice President, General Counsel and Secretary
Dominic A. Savarino	51	Senior Vice President and Chief Financial Officer

See Election of Directors (Proposal No. 1) below for biographical information for Bernie Wolford, Jr.

David L. Roland has served as our Senior Vice President, General Counsel and Secretary since September 2014.

Dominic A. Savarino has served as our Senior Vice President and Chief Financial Officer since September 2021. Mr. Savarino previously served as our Vice President and Chief Accounting & Tax Officer since May 2020 and as our Vice President and Chief Tax Officer since November 2017. Prior to joining our company, Mr. Savarino served as Vice President, Tax at Baker Hughes, Inc. from 2016 to 2017 and held a variety of positions at McDermott International, Inc., including Vice President, Tax from 2015 to 2016.

ELECTION OF DIRECTORS

(Proposal No. 1)

Overview of Changes to our Board of Directors and Corporate Governance Structure in 2021

On April 26, 2020, we and 14 of our subsidiaries filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (or the Bankruptcy Court). On April 8, 2021, the Bankruptcy Court entered a written order in our chapter 11 reorganization confirming our Joint Plan of Reorganization (or our Joint Plan). On April 23, 2021, our Joint Plan became effective and we emerged from bankruptcy. We have continued to operate our business throughout our chapter 11 reorganization and after our emergence from bankruptcy. Upon our emergence, pursuant to the terms of our Joint Plan, most of our previously outstanding debt and all of our equity interests were canceled or exchanged for newly issued debt and equity securities, including our common stock. For more information, see our filings with the SEC.

Pursuant to the terms of our Joint Plan, effective upon our emergence on April 23, 2021, all of our existing directors other than Marc Edwards resigned from the Board and all Board committees and the following six directors designated by our Ad Hoc Group of Senior Noteholders (as defined in our Joint Plan) were appointed to our Board: Neal P. Goldman, John H. Hollowell, Raj Iyer, Ane Launy, Patrick Carey Lowe and Adam C. Peakes. Also effective on April 23, 2021, Marc Edwards resigned as the President and Chief Executive Officer and as a director of our company. In addition, effective upon our emergence, our Certificate of Incorporation and Bylaws were amended to, among other things, classify our Board into three classes, designated as Class I, Class II and Class III, with one class of directors standing for election each year. The initial Class I directors will serve for a term expiring at the Annual Meeting; the initial Class II directors will serve for a term expiring at the first annual meeting of stockholders following the Annual Meeting; and the initial Class III directors will serve for a term expiring at the second annual meeting of stockholders following the Annual Meeting. Commencing with the Class I directors to be elected at the Annual Meeting, the successors of the class of directors whose term expires at the annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until each respective director’s successor is duly elected and qualified or his or her earlier death, resignation, disqualification or removal. When our new directors were appointed to the Board upon emergence, they were appointed to the following class designations:

Class I Directors	Class II Directors	Class III Directors
John H. Hollowell	Neal P. Goldman	Raj Iyer
Patrick Carey Lowe	Ane Launy
Adam C. Peakes

In addition, effective on May 7, 2021, Bernie Wolford, Jr. was appointed as our President and Chief Executive Officer. On May 8, 2021, Mr. Wolford was appointed as a Class III member of our Board of Directors.

We now have a strong, diverse, engaged and highly experienced Board comprised of six independent directors and our CEO. All of our directors have represented the interests of all stockholders, regardless of size, without special interest and to a high fiduciary standard. In addition, our directors have led complex and successful offshore drilling companies and other companies in the oil and gas and other industries. Our stockholders benefit from this unique resource of expertise, backgrounds and experience. The Board’s capabilities comprise a collective skillset that is well suited to provide responsible governance and risk management oversight with a focus on building long-term stockholder value.

Director Nominees

Following the recommendation of our Nominating, Governance and Sustainability Committee (or the NG&S Committee), the Board has nominated John H. Hollowell, Patrick Carey Lowe and Adam C. Peakes to

stand for re-election as Class I directors at the Annual Meeting, to serve until the annual meeting of stockholders held in the third year following the year of their election or until each respective director’s successor is duly elected and qualified or his earlier death, resignation, disqualification or removal. Our Board has determined that each of such nominees (and each other member of the Board other than Mr. Wolford) satisfies the independence requirements provided for under the rules of the SEC and the New York Stock Exchange (or NYSE) (although our common stock is not currently listed on the NYSE). The biographies of the nominees and our other continuing directors, including their business experience during the past five years and other background information and individual qualifications, attributes and skills, are described below.

The Board recommends a vote FOR the election of John H. Hollowell, Patrick Carey Lowe and Adam C. Peakes as Class I directors by signing, dating and returning the enclosed white proxy card, even if you plan to attend the Annual Meeting.

In the absence of contrary instructions, the proxies we receive from holders of our common stock will be voted at the Annual Meeting for the election of each of the Board’s three nominees. Although we do not contemplate that any of the nominees will be unable to serve, decline to serve or otherwise be unavailable as a nominee at the time of the Annual Meeting, if that occurs we expect that the proxies will be voted for such other candidate(s) as our Board of Directors may nominate or our Board may adopt a resolution reducing the number of directors constituting our entire Board.

Name	Director Class	Position	Age as of December 10, 2021	Director Since
John H. Hollowell	I	Director	64	2021
Patrick Carey Lowe	I	Director	63	2021
Adam C. Peakes	I	Director	48	2021
Neal P. Goldman	II	Chairman of the Board	52	2021
Ane Launy	II	Director	35	2021
Raj Iyer	III	Director	50	2021
Bernie Wolford, Jr.	III	Director, President and CEO	62	2021

Class I Director Nominees for Re-Election

John H. Hollowell retired from Royal Dutch Shell in 2018, where he most recently served as the President and Chief Executive Officer of Shell Midstream Partners, L.P., a NYSE-listed company that owns, operates, develops and acquires pipelines and other midstream and logistics assets. Mr. Hollowell held numerous positions of increasing responsibility during his 38-year career with Shell, including serving as the Executive Vice President – Deepwater, responsible for Shell’s upstream business in the Gulf of Mexico and Brazil, Vice President – Production for Shell E&P Europe, where he was accountable for Shell’s offshore assets in the United Kingdom, Holland and Norway, and Vice President – Distribution for Shell’s downstream business, responsible for Shell’s fuel storage and distribution business globally. Since 2018, Mr. Hollowell has served on the board of managers for Beacon Offshore Energy, a privately-held independent E&P operator focused on deepwater Gulf of Mexico.

Mr. Hollowell’s extensive background in the global oil and gas industry while at Shell enables him to provide valuable advice to our Board on industry issues and customer perspectives. His broad experience and understanding of the worldwide energy services industry, including offshore exploration, provides additional insight for our Board.

Patrick Carey Lowe retired as the Executive Vice President and Chief Operating Officer at Valaris plc, a NYSE-listed offshore drilling contractor, in December 2019. Mr. Lowe served as Ensco’s Executive Vice President and Chief Operating Officer from 2015 until 2019, when Ensco merged with Rowan and the combined company was renamed Valaris. Mr. Lowe held numerous executive positions at Ensco, including Executive Vice President for investor relations, strategy and human resources; Senior Vice President of the eastern hemisphere; and Senior Vice President of engineering, capital projects and health, safety and the environment. Prior to joining Ensco, Mr. Lowe spent nearly 30 years in operational, engineering, human resources, and general management positions in the oil and gas industry, including general manager and hemisphere manager positions at Occidental Petroleum in Qatar and Latin America. Mr. Lowe began his career with Sedco, a U.S. drilling contractor that later became Sedco Forex under Schlumberger’s ownership. Since January 2020, Mr. Lowe has served on the Board of Directors and Compensation Committee of PHI Group, Inc., a provider of helicopter services for the oil and gas and aeromedical industries.

Mr. Lowe’s 40-year career in the oil and gas industry and as a former offshore drilling executive enables him to advise our Board on industry issues and perspectives. As a result of his extensive experience in oil and gas executive, corporate development and operational matters, Mr. Lowe is able to provide the Board with expertise in industry corporate leadership, corporate planning and strategic development.

Adam C. Peakes currently serves as the Executive Vice President and Chief Financial Officer for Merichem Corporation, a privately-held company focused on sulfur removal and spent caustic handling for companies in the midstream and downstream energy sectors. Prior to joining Merichem, Mr. Peakes served as the Senior Vice President and Chief Financial Officer of Noble Corporation, a NYSE-listed offshore drilling contractor, from 2017 to 2019. From 2011 to 2016, Mr. Peakes was a Managing Director and Head of Oilfield Services at Tudor, Pickering, Holt & Company, an investment banking firm. Mr. Peakes currently serves on the board of directors of Trecora Resources, a NYSE-listed manufacturer of specialty petrochemical products and provider of custom processing services. From 2020 to March 2021, Mr. Peakes served on the board of directors of Petroserv Marine Inc., an offshore drilling contractor with operations in Brazil, Indonesia and India.

Mr. Peakes’ background as a chief financial officer and his experience in the oilfield services financial sector provides him the necessary skills to lead our Audit Committee. His extensive experience in financial leadership and services, strategic financial management and investment banking enables him to provide our Board with valuable insight and expertise. This experience and knowledge also qualify him to serve as the financial expert on our Audit Committee.

Class II Incumbent Directors

Neal P. Goldman has served as our Chairman of the Board since May 2021 and is currently the Managing Member of SAGE Capital Investments, LLC, a consulting firm specializing in independent board of director services, restructuring, strategic planning and transformations for companies in multiple industries including energy, technology, media, retail, gaming and industrials. Mr. Goldman was a Managing Director at Och Ziff Capital Management, L.P. from 2014 to 2016 and a Founding Partner of Brigade Capital Management, LLC from 2007 to 2012, which he helped build to over $12 billion in assets under management. Mr. Goldman has served on the board of directors as Chairman of the Board of Talos Energy Inc., a NYSE-listed oil and gas company, since 2018 and as a director, Chair of the Compensation Committee and a member of the Nominating and Governance Committee of Weatherford International plc, a publicly-traded oilfield services company, since 2019.

Mr. Goldman has over 25 years of experience in investing and working with companies in a variety of industries to maximize stockholder value. In addition to his current board of director service, Mr. Goldman has served on numerous other public and private company boards throughout his career, including Fairway Markets, Eddie Bauer, Toys R Us, J. Crew, Ultra Petroleum, Ditech Holding, Midstates Petroleum and NII Holdings. Through his extensive board of director experience, Mr. Goldman has developed expertise overseeing public and private companies that have experienced complex corporate governance and financial situations, which enables him to provide us and our Board with strategic direction and operational oversight.

Ane Launy served as Senior Research Analyst at King Street Capital Management, a private multi-strategy investment fund specialized in performing, distressed, and defaulted credit opportunities, until February 2021.

While at King Street Capital, Ms. Launy was responsible for handling and restructuring several investments in the offshore drilling sector. Prior to joining King Street in 2016, Ms. Launy was an Investment Associate at Fir Tree Partners, where she initiated on investments involving equities, high-yield bonds, leveraged loans, and special situations. Ms. Launy began her career at Goldman, Sachs & Co as a Distressed Investing Analyst in the Credit Products Group.

Ms. Launy is a senior investment professional with more than 10 years of experience across investment banking, trading and hedge funds, with a particular focus on distressed companies in the offshore drilling sector. Her professional experience, which has included navigating complex global financial restructurings and process-intensive situations, provides our Board and Audit Committee with valuable insight and expertise.

Class III Incumbent Directors

Raj Iyer served as a Partner and Senior Portfolio Manager at Canyon Partners, a leading alternative investment manager with approximately $25 billion in assets under management, until April 2021. Prior to joining Canyon in 2006, Mr. Iyer worked as a managing director at Colden Capital Management. Mr. Iyer began his career at Morgan Stanley, where he worked on structuring derivative transactions. Mr. Iyer is a Chartered Financial Analyst charter holder.

Mr. Iyer is a senior investment professional with over 20 years of investment experience in complex restructurings and distressed debt in a variety of companies in energy, retail, financial services and other cyclical sectors. He has been deeply involved in the restructuring of the offshore services sector and has significant expertise in assessing balance sheet flexibility, optimizing cost of capital across financing sources and driving value-added returns for all stakeholders through governance and incentive alignment. This experience, combined with his financial and transactional expertise, enables Mr. Iyer to provide effective insight for our Board.

Bernie Wolford, Jr. has served as our President and Chief Executive Officer and as a director since May 2021. Prior to joining our company, Mr. Wolford served as the Chief Executive Officer and a director of Pacific Drilling S.A., a publicly-traded offshore drilling contractor, from November 2018 to April 2021. From 2010 to 2018, Mr. Wolford served in senior operational roles at Noble Corporation, another offshore drilling contractor, including five years as the company’s Senior Vice President – Operations. He began his career with Transworld Drilling Company in 1981 and has worked in numerous locations across the globe. Mr. Wolford is also a significant stockholder of Mass Technology Corporation, an independent service provider to the downstream refining and storage sector.

Mr. Wolford developed an extensive background in the global offshore drilling industry during his tenures at Pacific Drilling, Noble and Transworld that enables him to provide valuable contributions and perspective to our Board. His broad experience and understanding of the worldwide energy services industry provides valuable insight to our Board’s strategic and other deliberations. In addition, Mr. Wolford’s day-to-day leadership and involvement as our President and CEO provides him with personal direct knowledge and insight regarding our operations.

Director Independence

All of our current directors other than Mr. Wolford are independent directors. In addition, our Board determined that Anatol Feygin, Paul G. Gaffney II, Alan H. Howard and Peter McTeague, each of whom resigned from our Board on April 23, 2021, and Edward Grebow and Clifford M. Sobel, each of whom previously served on our Board until May 13, 2020, were independent. In determining independence, each year our Board determines whether directors have any “material relationship” with our company or with any members of our senior management. When assessing the materiality of a director’s relationship with us, the Board considers all relevant facts and circumstances known to it and the frequency or regularity of the services provided by the director or such other persons or organizations to us or our affiliates, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to us as those prevailing at the time from unrelated parties for comparable transactions.

The Board has established guidelines to assist it in determining director independence. Under these guidelines, a director would not be considered independent if:

(1)	any of the following relationships existed during the past three years:

(i)

the director is our employee or has received more than $120,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service;

(ii)

the director provided significant advisory or consultancy services to us or is affiliated with a company or firm that has provided significant advisory or consultancy services to us (annual revenue of the greater of 2% of the other company’s consolidated gross revenues or $1 million is considered significant for this purpose);

(iii)

the director has been a significant customer or supplier of ours or has been affiliated with a company or firm that is a significant customer or supplier of ours (annual revenue of the greater of 2% of the other company’s consolidated gross revenues or $1 million is considered significant for this purpose);

(iv)	the director has been employed by or affiliated with an internal or external auditor that within the past three years provided services to us; or

(v)	the director has been employed by another company where any of our current executives serve on that company’s compensation committee;

(2)

the director’s spouse, parent, sibling, child, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law, or any other person sharing the director’s home (other than a domestic employee), has a relationship described in (1) above; or

(3)	the director has any other relationships with us or with any member of our senior management that our Board of Directors determines to be material.

After considering all known relevant facts and circumstances and applying the independence guidelines described above, our Board has determined that all directors other than Mr. Wolford are independent under the NYSE’s corporate governance listing standards (or the NYSE Listing Standards) and our independence guidelines. We refer to our current six independent directors as our Independent Directors.

Board Committees

Our Board of Directors has the following standing committees: Audit Committee, Compensation Committee, and NG&S Committee. The current members of these standing Board committees are identified below:

Director	Audit Committee	Compensation Committee	NG&S Committee
Neal P. Goldman	*	Chair	*
John H. Hollowell		*	Chair
Ane Launy	*	*
Patrick Carey Lowe			*
Adam C. Peakes	Chair

From time to time, our Board also forms additional committees for specific purposes and limited durations. For example, in 2021, the Board appointed the Special Committee to explore strategic alternatives to maximize stockholder value. The Special Committee is comprised of Adam C. Peakes (Chair), Neal P. Goldman, John H. Hollowell and Patrick Carey Lowe.

Our Audit, Compensation, and NG&S Committees operate under written charters that describe the functions and responsibilities of each committee. Each charter can be viewed on our website at www.diamondoffshore.com in the “Investors” section under “Corporate Governance.” A copy of each charter can also be obtained by writing to us at Diamond Offshore, Attention: Corporate Secretary, P.O. Box 4558, Houston, Texas 77210. The preceding Internet address and all other Internet addresses referenced in this proxy statement are for information purposes only and are not intended to be a hyperlink. Accordingly, no information found or provided at such Internet addresses or at our website in general (or at other websites linked to our website) is intended or deemed to be incorporated by reference in this proxy statement.

Audit Committee

The primary function of the Audit Committee is to assist our Board of Directors with its responsibility of overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditor, the performance of our internal audit function and independent auditor and our systems of disclosure controls and procedures, internal control over financial reporting and compliance with our adopted ethical standards. Our internal audit controls function maintains critical oversight over the key areas of our business and financial processes and controls, and provides reports directly to the Audit Committee. The committee has sole authority to directly appoint, retain, compensate, evaluate and terminate the independent auditor and to approve all engagement fees and terms for the independent auditor. The members of the committee meet regularly with representatives of our independent auditor firm and with our manager of internal audit without the presence of management.

Our Board has determined that each member of the Audit Committee satisfies the independence and other requirements for Audit Committee members provided for under the rules of the SEC and the NYSE. The Board has also determined that Adam C. Peakes qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee

The primary function of the Compensation Committee is to assist our Board of Directors in discharging its responsibilities relating to compensation of our executive officers. The Compensation Committee determines and approves compensation for our executive officers and directors and administers our employee incentive compensation plans. In accordance with its charter, the committee may form and delegate authority to sub-committees consisting of one or more of its members when appropriate. The committee does not delegate to management any of its functions in setting executive compensation under its charter. The committee has authority to retain or obtain advice of outside legal counsel, compensation consultants or other advisors to assist in the evaluation of director, CEO or executive officer compensation, including responsibility for the appointment, compensation and oversight of any such advisor retained by the committee. In January 2020, the committee engaged Frederic W. Cook & Co., Inc., a compensation consulting firm (which we refer to as FW Cook), to review and provide advice to the committee regarding our executive and non-employee director compensation programs. In connection with the firm’s engagement, the committee considered the independence of FW Cook in light of SEC rules and the NYSE Listing Standards and concluded that the work of the firm would not raise any conflict of interest. Among the factors considered by the committee in determining the firm’s independence were the following:

•	other services provided to our company by the firm;

•	the amount of fees to be paid by us as a percentage of the firm’s total revenues;

•	policies or procedures maintained by the firm designed to prevent a conflict of interest;

•	business or personal relationships between the individual consultants involved in the engagement and any committee member;

•	our common stock owned by the individual consultants involved in the engagement; and

•	business or personal relationships between our executive officers and the firm or the individual consultants involved in the engagement.

In March 2020, we engaged Alvarez & Marsal North America, LLC, a compensation consulting and financial advisory firm (which we refer to as A&M), to provide financial advisory services in connection with our financial restructuring efforts and analysis, which later evolved into our chapter 11 bankruptcy cases, and to assist the Compensation Committee in the evaluation of compensation programs to incentivize and retain directors and employees during periods of financial restructuring. When engaging A&M, the committee considered the independence of A&M under the same factors and considerations described above and concluded that the service of the firm would not raise any conflict of interest.

In 2021, the Compensation Committee engaged Lyons, Benenson & Company Inc., a compensation consulting firm (which we refer to as LB&C), to provide the committee with advisory services in connection with the compensation to be paid to our Independent Directors after our emergence from bankruptcy and short- and long-term incentive compensation programs to incentivize and retain our key employees after our emergence. When engaging LB&C, the committee considered the independence of LB&C under the same factors and considerations described above and concluded that the service of the firm would not raise any conflict of interest.

The Compensation Committee completes a review of all elements of compensation at least annually. All compensation decisions with respect to executive officers other than our CEO are determined in discussion with, and frequently based in part upon the recommendation of, our CEO. The committee makes all determinations with respect to the compensation of our CEO, including establishing performance objectives and criteria related to the payment of his compensation, and determining the extent to which such objectives have been achieved. See “Compensation Discussion and Analysis” for more information about the responsibilities of the Compensation Committee and the role of management with respect to compensation matters.

Compensation Committee Interlocks and Insider Participation. The current members of the Compensation Committee are Neal P. Goldman, John H. Hollowell and Ane Launy. Throughout most of 2020 and until our emergence from chapter 11 reorganization in April 2021, the members of our Compensation Committee were Anatol Feygin, Paul G. Gaffney II and Peter McTeague. Edward Grebow was previously a member of the Compensation Committee until Mr. McTeague was added to the committee in March 2020. Our Board has determined that each member of the Compensation Committee is independent and satisfies the additional independence requirements for compensation committee members provided for under the rules of the SEC and NYSE. No member of the Compensation Committee is, or was during 2020 or 2021, an officer or employee of our company. During 2020 and 2021:

•

None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee;

•	None of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and

•

None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board of Directors.

NG&S Committee

Upon our emergence from chapter 11 reorganization in April 2021, our Board of Directors formed the NG&S Committee as a new standing committee. The NG&S Committee assists the Board of Directors with its responsibility for oversight of the director nominations process and our corporate governance, including determining and recommending to the Board the criteria for selecting director nominees; identifying, evaluating and recommending candidates and nominees for the Board, including consideration of any director candidates recommended by stockholders; and developing and recommending to the Board director independence standards, succession plans for the CEO and corporate governance policies and practices. The duties of the committee also include reviewing and making recommendations to the Board on our company’s policies and performance in relation to sustainability-related matters, including health and safety, process safety, the environment, climate change, human rights and workplace policies, security and emergency management, charitable and philanthropic activities, public advocacy and political donations, culture, inclusion and diversity. Our Board has determined that each member of the committee satisfies the definition of “independent” as established under the NYSE Listing Standards.

Board Diversity and Director Nominating Process

Our Board of Directors recognizes the benefits of diversity throughout our company and the merits of achieving diversity. In identifying, evaluating and nominating individuals to serve as our directors, including those identified by stockholders, our Board does not have formal diversity requirements or rules. Rather, the Board believes that our company is best served by directors with a wide range of perspectives, professional experience, skills and other individual qualities and attributes. Our Board considers diversity broadly to include diversity of race, ethnicity and gender, as well as diversity of viewpoint, professional experience and individual characteristics, qualities and skills, resulting in the inclusion of naturally varying perspectives among the directors. Our Board also considers whether these capabilities and characteristics will enhance and complement the full Board so that, as a unit, the Board possesses the appropriate skills and experience to oversee our business, ensure consideration of a wide range of perspectives and serve the long-term interests of our stockholders.

Our Board consists of gender and racially/ethnically diverse directors, and our directors vary in age from 35 to 64. As described above under our director biographies, the current composition of our Board also reflects a variety of expertise, skills, experience and professional and personal backgrounds, including in the following areas:

Offshore oil and gas and oilfield services	Public company CEOs and boards
Strategy, leadership and core business skills	Investment and M&A
Finance and risk management	Restructuring
Global energy, business and technology	Human capital management
Safety and environment	Public company governance

Our NG&S Committee will, subject to the terms of our Certificate of Incorporation and Bylaws, review any candidates recommended by stockholders for positions on the Board. Our Bylaws provide that any stockholder entitled to vote at a meeting of stockholders who is a record owner at the time of giving notice and at the time of the meeting and who satisfies the other requirements and complies with the procedures specified in our Bylaws may nominate persons for election to the Board, subject to any conditions, restrictions, limitations and other requirements imposed by our Certificate of Incorporation or Bylaws. These procedures include a requirement that our Corporate Secretary receive timely written notice of the nomination, which, for our next annual meeting of stockholders, means that the nomination must be received no earlier than September 23, 2022 and not later than October 23, 2022, unless the date of the next annual meeting is more than 30 days before or more than 60 days after January 21, 2023. Any notice of nomination must be addressed to Diamond Offshore, P.O. Box 4558, Houston, Texas 77210, Attention: Corporate Secretary, and must include, as to each

Nominating Person (as defined in our Bylaws), in addition to any other information required by our Certificate of Incorporation or Bylaws:

•	the name and address of such Nominating Person and the class or series and number of our shares that are, directly or indirectly, owned of record or beneficially owned by such Nominating Person;

•

any Disclosable Interests (as defined in our Bylaws) including, among other things, any material pending or threatened legal proceeding in which such Nominating Person is a party or material participant involving our company, any of our officers or directors or any of our affiliates; any other material relationship between such Nominating Person, on the one hand, and us or any of our affiliates, on the other hand; or any other information relating to such Nominating Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Nominating Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (or the Exchange Act);

•

as to each candidate whom a Nominating Person proposes to nominate for election as a director, all Nominee Information (as defined in our Bylaws) including, among other things, all information with respect to such candidate for nomination that would be required if such candidate for nomination were a Nominating Person and all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act, as well as a completed and signed questionnaire, representation and agreement as required by our Bylaws; and

•	the consent of each nominee to serve as our director if so elected.

Nominations of directors may also be made by our Board of Directors as otherwise provided in our Bylaws. In determining whether it will nominate a candidate for a position on our Board, the Board considers those matters it deems relevant, which may include the candidate’s integrity; business specialization; career achievements; breadth of experience; soundness of judgment; ability to make independent analytical inquiries; independence and potential conflicts of interest; potential to meet the present needs of the Board in light of the current mix of director skills and attributes; ability to represent the total corporate interests of our company and our stockholders; and diversity of race, ethnicity and gender. While our Board believes that its current membership comprises a variety of perspectives, professional experience, skills and other qualities and attributes, the Board is committed to efforts to increase diversity and will continue to consider diversity of race, ethnicity and gender among other relevant factors when assessing individual candidates and nominees to fill Board vacancies that occur in the future.

Executive Sessions of Independent Directors

Our Independent Directors and each of the Audit Committee, Compensation Committee, and NG&S Committee meet regularly in executive sessions without the presence of management.

Board Leadership Structure

Our Board’s leadership structure consists of an independent Chairman of the Board and independent chairs of the Audit Committee, Compensation Committee and NG&S Committee. Neal P. Goldman currently serves as our Chairman of the Board. From May 2020 until we emerged from chapter 11 reorganization, Marc Edwards, our former President and Chief Executive Officer, served as our Chairman. As Chairman, Mr. Goldman also chairs separate meetings of the Independent Directors, facilitates the ability of the Independent Directors to fulfill their responsibilities and provides a structure for communicating any concerns of the Independent Directors to the full Board and to our executive management. The Board believes this structure provides independent Board leadership and engagement and strong oversight of management while providing the benefit of having the Chairman lead regular Board meetings as we discuss key business and strategic issues and set the agenda for Board meetings. Although our Board currently separates the roles of CEO and Chairman, our Board believes that either structure can be effective. Separating the roles of CEO and Chairman recognizes the differences between the two roles and allows our CEO to focus on our day-to-day business, while allowing our Chairman to guide the CEO and lead the Board in its fundamental role of providing advice to, and oversight of, management. Combining the CEO and Chairman roles can be beneficial because our CEO is closely involved in the day-to-day operations of our company and is well positioned to elevate critical business issues for consideration by the Board, and combining these positions allows our CEO to effectively execute our strategic initiatives and business plans and confront challenges facing our company. The Board has no fixed policy with respect to combining or separating the positions and may in the future reevaluate this determination.

Board Oversight of Risk Management

Our Board recognizes the importance of understanding, evaluating and managing risk and its impact on the financial health of our company and has the ultimate oversight responsibility for the risk management process. The Board’s role in risk oversight is consistent with our leadership structure, with our CEO and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board and its committees providing oversight in connection with those efforts. The Board exercises these responsibilities regularly as part of its meetings and also through the Board’s standing committees, each of which examines various components of enterprise risk as part of their responsibilities. In particular, the Audit Committee focuses on financial risk, including internal controls, and discusses risk assessment with management and our internal and external auditors. In addition, in setting compensation, the Compensation Committee endeavors to create incentives that encourage a level of risk-taking behavior consistent with our business strategies and long-term stockholder value. The NG&S Committee is specifically charged with overseeing environmental, social and governance (or ESG) matters, including related risk management.

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, long-term organizational performance and enhanced stockholder value. The involvement of the full Board in setting our business strategy is a key part of the Board’s assessment of our tolerance for risk. The Board also regularly reviews information regarding our credit, liquidity and operations, as well as the associated risks, including cybersecurity risks. Throughout the year, the Board and the relevant Board committees receive updates from management with respect to various enterprise risk management issues and dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail, including risks related to cybersecurity and COVID-19, to, among other things, assist in identifying the principal risks facing our company, identifying and evaluating policies and practices that promote a culture designed to appropriately balance risk and reward, and evaluating risk management practices.

Cybersecurity. Cybersecurity is a critical part of our risk management. To address cybersecurity threats more effectively, we leverage a multi-layered approach. We have a dedicated Chief Information Officer (or CIO) whose team is responsible for leading enterprise-wide information security strategy, policy, standards, architecture and processes. The Board and the Audit Committee receive regular updates from senior management, including the CIO, in areas such as major cyber risk areas, cybersecurity technologies and practices and cybersecurity incidents. We also periodically engage third parties to perform cybersecurity assessments to detect vulnerabilities, such as ransomware or data loss.

COVID-19. During 2020 and 2021, in addition to COVID-19 discussions as part of risk updates to the Board and the relevant Board committees, the Board was provided with updates on COVID-19’s impact to our business, financial condition and operations through emails, teleconferences or other appropriate means of communication. We have COVID-19 risk protocols and responses embedded across our risk areas and will continue to evaluate our approach in addressing COVID-19-related risks as circumstances evolve.

Director Attendance at Meetings

During 2020, our Board of Directors met 24 times and our Audit Committee and Compensation Committee each met nine times. Overall, the rate of attendance by our directors at Board and committee meetings during 2020 was over 99%. In 2020, all but two of our directors attended all of the meetings of the Board and committees on which they served, and no director attended less than 96% of the meetings of the Board and committees on which the director served. We do not require our Board members to attend our annual meeting of stockholders; however, all directors being nominated for reelection at our 2020 annual meeting were present at our 2020 annual meeting.

During 2021, our Board of Directors met 10 times, our Audit Committee met eight times, our Compensation Committee met seven times, our NG&S Committee met two times and our Special Committee met 24 times. Overall, the rate of attendance by our directors at Board and committee meetings during 2021 has been over 98.5%. In 2021, no director attended less than 96.7% of the meetings of the Board and committees on which the director served.

Director Compensation

Our Board of Directors has delegated to our Compensation Committee, which is comprised solely of independent directors, the primary responsibility for reviewing and considering revisions to our director compensation program. In setting director compensation, the committee considers the amount of time our directors expend in fulfilling their duties as well as the skill level required of members of our Board. The committee’s goal is to compensate our non-employee directors in a way that is competitive and attracts and retains directors of a high caliber.

Prior to 2020, we compensated our non-employee directors with a combination of cash and equity-based awards. In January 2020, the Compensation Committee engaged FW Cook to review our executive and non-employee director compensation programs, particularly focusing on ways to restructure the programs to render them more effective in a period of prolonged market duress resulting from the decline in oil prices and oversupply in the offshore drilling market. As part of its analysis and evaluation, the committee considered the FW Cook analysis, which included a review of non-employee director compensation trends and data from comparable oilfield services companies and also included advice and recommendations for restructuring our compensation programs to more effectively compensate and promote retention and incentives in our protracted depressed market environment.

In its 2020 compensation review analysis, FW Cook determined that the value of our compensation program for non-employee directors was low compared to other comparable companies and that our declining market environment had rendered our use of equity-based awards for director compensation to be ineffective. After considering FW Cook’s advice and recommendations for changes to render our compensation program more effective, the committee and Board approved the following compensation program for our non-employee directors, commencing on April 1, 2020:

•	Annual cash retainer of $150,000, paid in quarterly installments in advance;

•	Annual cash retainer for the Chair of the Audit Committee of $25,000;

•	Annual cash retainers for the Chair of the Compensation Committee and the Lead Director of $10,000; and

•	A grant to non-employee directors of immediately-vested restricted stock units (or RSUs) each quarter with a grant date value of $12,500.

As the COVID-19 outbreak developed into a pandemic in March 2020 and as actions taken by businesses and governments to mitigate the spread of the virus significantly slowed global economic activity, which resulted in further deterioration in the offshore drilling market, in March 2020 we engaged A&M to provide financial advisory services in connection with our financial restructuring efforts and also to assist the Compensation Committee in the further evaluation of our compensation programs to incentivize and retain directors and employees during periods of financial restructuring. After considering A&M’s advice, the Compensation Committee cancelled the RSU awards previously approved for the non-employee directors and in April 2020 approved the following revised compensation program for our non-employee directors, commencing on April 1, 2020:

•	Annual cash retainer of $200,000, paid in quarterly installments in advance;

•	Annual cash retainer for the Chair of the Audit Committee of $25,000; and

•	Annual cash retainers for the Chair of the Compensation Committee and the Lead Director of $10,000.

Mr. Edwards, our former President and CEO, did not receive any cash or equity fee or other remuneration for his service as a director. In addition, during 2020 and 2021, employees of our controlling stockholder who served on our Board of Directors prior to our emergence from chapter 11 reorganization did not receive any cash fee for services as members of our Board.

Director Compensation for 2020

The following table summarizes the compensation earned by our non-employee directors in 2020:

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Anatol Feygin	161,000	6,638	—	167,638
Paul G. Gaffney II	166,000	6,638	—	172,638
Edward Grebow	44,970	6,638	—	51,608
Alan H. Howard	177,723	—	—	177,723
Peter McTeague	150,648	—	—	150,648
Kenneth I. Siegel	—	6,638	—	6,638
Clifford M. Sobel	—	6,638	—	6,638
Andrew H. Tisch	—	6,638	—	6,638
James S. Tisch	—	6,638	—	6,638

(1)

Messrs. Grebow, Sobel and A. Tisch served as directors until our 2020 annual meeting of stockholders held in May 2020. Messrs. Howard and McTeague were elected to the Board in March 2020. Each of our current directors who were appointed to the Board upon our emergence from chapter 11 reorganization in April 2021 and did not serve in 2020 are not included in this table. Marc Edwards, our former President and CEO, is not included in this table because he was an employee of our company during 2020, and therefore received no compensation for his service as director. The compensation received by Mr. Edwards as an employee of our company during 2020 is shown in the 2020 Summary Compensation Table below.

(2)

These amounts represent the aggregate grant date fair value of awards of stock appreciation rights (or SARs) granted pursuant to our former Equity Incentive Compensation Plan (which we refer to as our Equity Plan), for the year ended December 31, 2020, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (which we refer to as FASB ASC Topic 718). Assumptions used in the calculation of dollar amounts of these awards are included in Note 6, Stock-Based Compensation, to our audited consolidated financial statements for the fiscal year ended December 31, 2020 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which has been filed with the SEC.

As of December 31, 2020, these non-employee directors held the following outstanding company equity awards:

Name	Unexercised Option Awards(#)
Anatol Feygin	3,000
Paul G. Gaffney II	35,000
Alan H. Howard	—
Peter McTeague	—
Kenneth I. Siegel	24,000
James S. Tisch	225,500

Upon our emergence from chapter 11 reorganization in April 2021, the Compensation Committee engaged LB&C to provide recommendations for our non-employee director compensation program. LB&C reviewed non-employee director compensation practices and trends and data from comparable oilfield services companies and recommended the following compensation program for our non-employee directors, which the Compensation Committee recommended to the Board of Directors and the Board of Directors approved, effective on April 23, 2021:

•	Annual cash retainer (other than the Chairman of the Board) of $100,000;

•	Annual cash retainer for the Chairman of the Board of $150,000;

•	Annual cash retainer for the Chair of the Audit Committee of $20,000;

•	Annual cash retainer for the Chair of the Compensation Committee of $15,000;

•	Annual cash retainer for the Chair of the NG&S Committee of $10,000;

•	Annual cash retainer for each non-Chair member of the Audit, Compensation and NG&S Committees of $10,000;

•	All cash retainers will be paid in quarterly installments in advance; and

•

An annual grant of RSUs with a grant date value of $120,000 (with grants for the first two years made in the first year), with 30% of the RSUs to vest on the first anniversary of the grant date and 70% on the second anniversary of the grant date, subject to the director’s continuous service or employment with our company through the applicable vesting date. If a director resigns at our request or we fail to nominate the director for election as a director on the Board, then 100% of the RSUs shall immediately vest on the date of such termination. Upon a change in control of our company, 100% of the RSUs shall vest, subject to the director’s continuous service through consummation of the change in control. We will issue and deliver to the director the number of shares equal to the number of vested RSUs following the earliest to occur of (x) the fifth anniversary of the grant date, (y) a separation from service, and (z) a change in control. The director may elect, with respect to up to 40% of the vested and non-forfeitable RSUs, to receive cash equal to the fair market value of the RSUs instead of shares.

Code of Ethics and Corporate Governance Guidelines

We have a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Our code can be found on our website at www.diamondoffshore.com in the “Investors” section under “Corporate Governance” and is available in print to any stockholder who requests a copy by writing to our Corporate Secretary. We intend to post any changes to or waivers of our code for our principal executive officer, principal financial officer and principal accounting officer on our website.

In addition, our Board of Directors has adopted written Corporate Governance Guidelines to assist our directors in fulfilling their responsibilities. The guidelines are on our website at www.diamondoffshore.com in the “Investors” section under “Corporate Governance” and are available in print to any stockholder who requests a copy from our Corporate Secretary.

Environmental, Social and Governance (ESG) Matters

General. Despite recent challenges presented by the COVID-19 pandemic and declines in the offshore drilling sector, we have continued to recognize the importance of identifying, assessing and promoting ESG issues as a fundamental part of conducting business. Our Purpose–Mission–Vision–Values & Behaviors stated on our website at www.diamondoffshore.com stresses the importance of these elements. Our Purpose is “To responsibly unlock energy.” Our Mission (“With respect for the lives we touch and the impact we make, we deliver fresh perspectives to anticipating and solving complex deepwater challenges”) and Vision (“We see a world in which affordable and plentiful energy is delivered safely from the deepest waters”) expressly acknowledge the impact we have on the world around us. In addition, the NG&S Committee is responsible for reviewing and making recommendations to the Board on our policies and performance in relation to sustainability-related matters, including health and safety, process safety, the environment, climate change, human rights and workplace policies, security and emergency management, charitable and philanthropic activities, public advocacy and political donations, and culture, inclusion and diversity. Commencing in the near future, we intend to produce and publish a report assessing our sustainability efforts. This recognition and commitment are the foundation for our global culture and helps strengthen the ties between our success and the well-being of our employees, stockholders and other stakeholders and the communities where we live and work.

We believe that diverse ecosystems and healthy natural resources – fresh water, oceans and air – are critical components of our society and economy. We continually seek opportunities to improve our operational sustainability. We have a long history and tradition of responsible operation, valuing our employees and acting as stewards of the environment in the communities where we operate. We support our employees through extensive training and human capital development programs, continuously emphasize our high safety standards and do not tolerate discrimination or harassment. We foster an environment where all employees are given the tools to succeed and to contribute to the community through meaningful community and volunteer activities. We are committed to high standards of corporate governance, including a strong Board of Directors, a robust ethics and compliance program and a compensation framework that incentivizes our long-term financial success and does not motivate taking unreasonable risks.

Environment. We have developed and utilize in our operations worldwide an Environmental Management System (EMS) to establish operational standards and company policy for the protection of the environment and to comply with applicable laws and regulations. Annual EMS goals are established, monitored, and measured according to frequency and volume. Our ultimate goal is zero incidents, but we strive for continuous improvement by exceeding our previous year’s performance. All of our rigs are equipped with a computerized planned maintenance system that strives to minimize greenhouse gas emissions.

In addition, we meet or exceed all international emissions regulations in accordance with MARPOL Annex VI, including applicable engines emission standards for nitrogen oxides (NOx) emissions. MARPOL is the International Convention for the Prevention of Pollution from Ships developed through the International Maritime Organization (IMO), a United Nations agency that deals with maritime safety and security and the prevention of marine pollution from ships. Annex VI contains international air pollution requirements from ocean-going ships and establishes limits on NOx emissions and requires the use of fuel with lower sulfur content, protecting public health and the environment by reducing ozone-producing pollution.

We have implemented numerous other capabilities and functions on our rigs that have a favorable environmental impact. For example, more than 95% of electricity used in our Brazil facilities and 35% of electricity used in our UK facilities is derived from renewable sources, with our UK facility targeting 100% within the next two years. In addition, all our rigs have the capability to self-produce enough potable water for the crew and the rig’s operational needs during normal offshore drilling operations. Our water-making system allows our rigs to be self-sustaining, thereby assisting the global water conservation effort and eliminating the need to have water transported to our rigs by onshore water providers, and thereby also eliminating the carbon footprint associated with such deliveries.

Employees. In response to COVID-19 challenges for our company and workforce, we implemented a wide range of measures to protect the health and safety of our employees. Our policy is to provide equal opportunities for all applicants and employees and to recruit, hire, transfer, promote, train and administer all personnel policies without regard to race, color, religion, national origin, gender, age, marital status, disability or veteran status. We have a zero-tolerance approach to employee discrimination of any kind and maintain and enforce anti-discrimination and anti-harassment policies and procedures. We regularly monitor and attempt to address any gender pay gaps present in our organization as a whole. Our UK Gender Pay Gap Report is available on our website at www.diamondoffshore.com in the “Investors” section under “Corporate Governance.”

Other. Additional details regarding some of our ESG programs and efforts can be found on our website at www.diamondoffshore.com in the “HSE Excellence” section. Our Slavery and Human Trafficking Statement can be found on our website at www.diamondoffshore.com in the “Investors” section under “Corporate Governance.” Maintaining an open dialogue with stakeholders is a key part of improving our understanding and promotion of ESG principles in our business, and we welcome further engagement.

Loans to Directors and Executive Officers

We comply and operate in a manner consistent with regulations prohibiting loans to our directors and executive officers.

Prohibitions Against Hedging and Pledging

We have a policy that prohibits our directors and employees (including our executive officers) from engaging in any hedging or short sale transactions related to our stock or other equity securities, thereby preventing our directors, executives and other employees from insulating themselves from the effects of poor stock performance. We also have a policy that prohibits our directors and employees (including our executive officers) from pledging our stock or other securities as collateral for a loan.

Reporting of Ethics and Compliance Concerns

We have a dedicated hotline and website available to all employees to report ethics and compliance concerns, anonymously if preferred, including concerns related to accounting, accounting controls, financial reporting and auditing matters. The hotline and website are administered and monitored by an independent monitoring company. A description of our procedures for confidential anonymous complaints regarding accounting, internal accounting controls and auditing matters can be found on our website at www.diamondoffshore.com in the “Investors” section under “Corporate Governance—Confidential Reporting” and is available in print to any stockholder who requests a copy from our Corporate Secretary.

Public Policy Engagement and Political Activities

In recent years, we have not engaged in public policy or political activities, and we have not made corporate political contributions. Our company and some of our employees participate in industry and business trade groups that may engage in their own lobbying or other advocacy activities.

Transactions with Related Persons

We have a written policy requiring that any transaction, regardless of the size or amount, involving us or any of our subsidiaries in which any of our directors, director nominees, executive officers, principal stockholders or any of their immediate family members has had or will have a direct or indirect material interest, be reviewed and approved or ratified by our Audit Committee. All such transactions must be submitted to our General Counsel for review and reported to our Audit Committee for its consideration. In each case, the Audit Committee will consider, in light of all of the facts and circumstances known to it that it deems relevant, whether the transaction is fair and reasonable to our company.

On January 22, 2021, we and 14 of our subsidiaries that filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court entered into the Plan Support Agreement with certain holders of the company’s former senior notes and certain holders of claims under the company’s former revolving credit facility, and the Backstop Agreement with the financing parties thereto, including certain parties that became beneficial owners of 5% or more of our common stock pursuant to the Joint Plan.

Pursuant to the Joint Plan, on April 23, 2021, we entered into a registration rights agreement with certain parties (or the RRA Stockholders) that became beneficial owners of 5% or more of our common stock pursuant to the Joint Plan. Under the agreement, the RRA Stockholders have the right to demand that we file a shelf registration statement on or prior to the 60th day following April 23, 2021 if requested by at least one member of the Ad Hoc Group (as defined in the Joint Plan) or on or prior to the 180th day following April 23, 2021 if requested by a holder of at least 1% of our common stock at the time the registration rights agreement is signed. We will generally pay all registration expenses in connection with our obligations under the registration rights agreement, regardless of whether a registration statement is filed or becomes effective. The registration rights granted in the agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods. Upon the request of one or more RRA Stockholders, on June 22, 2021, we filed a Registration Statement on Form S-1 pursuant to the foregoing obligation.

On July 26, 2021, Avenue, a beneficial owner of 5% or more of our common stock, and Avenue’s investment manager, Avenue Capital Management II, L.P. (which we refer to collectively with Avenue as Avenue Capital), filed a complaint against us to compel an annual meeting of stockholders pursuant to 8 Del. C. Section 211(c) before the Court of Chancery of the State of Delaware. On August 31, 2021, we and Avenue Capital agreed to settle the complaint. Under the terms of the settlement, Avenue Capital agreed to dismiss the complaint with prejudice and release all claims with respect to the alleged failure by us or our directors and officers to hold our 2021 annual meeting of stockholders, and we agreed to hold our next annual meeting of stockholders no later than January 21, 2022. At the request of the parties, on September 1, 2021, the Court of Chancery ordered the action dismissed with prejudice.

COMPENSATION DISCUSSION AND ANALYSIS

Introductory note: The following discussion of executive compensation contains descriptions of various employee benefit plans and employment-related agreements. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the plans and agreements, which are filed or incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2020 or a Current Report on Form 8-K subsequently filed with the SEC.

This Compensation Discussion and Analysis describes our executive compensation program for 2020 and explains how our Compensation Committee made its compensation decisions for 2020 for our executive officers identified in the following table, consisting of our former CEO, Marc Edwards (who resigned from our company in connection with our emergence from chapter 11 reorganization on April 23, 2021), our former Chief Operating Officer, Ronald Woll (who resigned from our company and exercised rights under a severance plan on September 17, 2021), our former Chief Financial Officer, Scott L. Kornblau (who resigned from our company and exercised rights under the same severance plan on September 20, 2021) and two other most highly compensated executive officers as of December 31, 2020. Effective on September 20, 2021, Dominic A. Savarino was promoted from Vice President and Chief Accounting & Tax Officer to Senior Vice President and Chief Financial Officer. We refer to the below group of executive officers collectively as our “named executive officers.”

Name	Title
Marc Edwards	Former President and CEO (principal executive officer)
Ronald Woll	Former Executive Vice President and Chief Operating Officer
Scott L. Kornblau	Former Senior Vice President and CFO (principal financial officer)
David L. Roland	Senior Vice President, General Counsel and Secretary
Dominic A. Savarino	Senior Vice President and Chief Financial Officer (former Vice President and Chief Accounting & Tax Officer)

Executive Summary

On April 26, 2020, we and 14 of our subsidiaries filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. On April 8, 2021, the Bankruptcy Court entered a written order in our chapter 11 reorganization confirming our Joint Plan. On April 23, 2021, our Joint Plan became effective and we emerged from bankruptcy. We have continued to operate our business throughout our chapter 11 reorganization and after our emergence from bankruptcy. Upon our emergence, most of our previously outstanding debt and all of our equity interests were canceled or exchanged for newly issued debt and equity securities, including our common stock. For more information, see our filings with the SEC.

In April 2020, our Board, based on the recommendation of our Compensation Committee and our restructuring compensation advisers and consultant, approved the following actions in connection with our financial restructuring activities:

•

The payout of a pro rata portion of outstanding unvested cash incentive awards, based on completed service and performance achieved as of April 1, 2020 and conditioned on the employee agreeing not to voluntarily leave our company within the next year, which enabled us to terminate our 2018 and 2019 long-term incentive award programs early while aligning, retaining and rewarding our key employees for actual results achieved through April 1, 2020.

•

Adoption of a key employee retention plan (or KERP) and a non-executive incentive plan (or NEIP) providing quarterly incentive opportunities for the year-long period from April 1, 2020 through March 31, 2021, for certain non-executive key employees whose continued dedication and performance was critical to our operation and success. The KERP and NEIP were approved by the Bankruptcy Court in May 2020. No awards were made to any of the named executive officers during 2020 under the KERP or the NEIP.

•

Adoption of a key employee incentive plan (or KEIP) covering nine executive-level key employees, including the named executive officers, providing quarterly performance-based incentive opportunities for the year-long period from April 1, 2020 through March 31, 2021. The KEIP was approved by the Bankruptcy Court in June 2020.

The KERP, NEIP and KEIP were adopted in lieu of any other long-term incentive award program or annual cash incentive award program for 2020 and were structured so that each plan participant would receive an opportunity to earn a cash incentive at a target amount equal to the sum of the target long-term incentive and annual bonus opportunities that would have otherwise been available for the participating employees for 2020. As a result, no awards were made to employees during 2020 under any incentive plans other than the KERP, NEIP and KEIP, and no awards were made to the named executive officers during 2020 under any incentive plans other than the KEIP. In addition, as a condition to participating in the KERP, NEIP or KEIP, participating employees forfeited all of their outstanding unvested incentive awards previously granted to the employee under our previously-existing employee incentive plans, consisting of RSUs, SARs and/or cash incentive awards.

Under the KEIP, each of the nine participants was eligible to earn a performance-driven cash incentive payment following the completion of each of the second, third and fourth quarters of 2020 and the first quarter of 2021, depending upon the extent to which certain performance goals had been achieved for each such quarter. The KEIP payout amount for each of these quarters was determined based upon the level of achievement of the following three performance metrics: (i) average contracted rig efficiency, weighted 40%; (ii) lost time incidents, weighted 20%; and (iii) reduction in total consolidated overhead expenses, weighted 40%. The amount of the KEIP payment, if payable, would range from 50% (at threshold level) to 150% (at stretch level) of the target value of a participant’s incentive payment. The KEIP provided for total incentive payments for the named executive officers as follows, assuming target levels of performance were achieved during the KEIP’s one-year period:

Named Executive Officer	Total KEIP Payments Assuming Achievement of Target Performance Levels ($)
Marc Edwards	5,000,000
Ronald Woll	1,360,940
Scott L. Kornblau	567,500
David L. Roland	602,800
Dominic A. Savarino	525,000

Actual payments under the KEIP for each of the last three calendar quarters of 2020 reflected our performance and level of achievement of our KEIP performance goals during each quarter. Quarterly 2020 KEIP performance results and actual KEIP award payments are discussed further in this proxy statement under the heading “Key Employee Incentive Plan.”

While the adoption of the KERP, NEIP and KEIP for 2020 in lieu of any other incentive programs for 2020 marked a material change in the structure of our executive compensation program for 2020, the objectives of our executive compensation program did not materially change from 2019 to 2020. The majority of our compensation program continued to be performance-based, at risk and dependent upon our achievement of specific, measurable performance goals.

Beginning in 2014, oil prices declined significantly and have remained volatile, and the offshore drilling market has remained oversupplied with available offshore drilling rigs. These market factors resulted in a sharp decline in the demand for offshore drilling services, including services that we provide, as well as a significant decline in dayrates for contract drilling services. The offshore drilling environment worsened significantly in

2020 because of the COVID-19 pandemic and a “price war” between Russia and OPEC. Accordingly, since 2015 we have undertaken numerous cost-cutting measures, including substantial reductions-in-force as well as general freezes on salary increases and new hiring. With the exception of increases related to promotions, base salaries for our named executive officers did not increase in 2020 or 2021. In a further effort to reduce costs, our executives, including the named executive officers who were then employed by us, agreed to a voluntary temporary 5% reduction in annual base salary effective as of August 16, 2021.

Compensation Program Objectives

At our annual meeting of stockholders held in May 2020, after we had initiated our chapter 11 reorganization, our stockholders approved all our director nominees and proposals, including 88% approval of a non-binding advisory (say-on-pay) vote to approve the compensation of our executive officers. After our 2020 annual meeting, our Compensation Committee considered the results of the say-on-pay vote in its review of our compensation policies. Our general goal since our 2020 annual meeting has been to continue to act consistently with the established practices that were overwhelmingly approved by our stockholders and to take appropriate actions to further link pay and performance when advisable. We believe that we accomplished those goals during 2020, despite the compensation and employee challenges associated with our chapter 11 reorganization.

Through our executive compensation program, we seek to achieve the following general goals:

•

Attract and retain highly qualified and productive executives by striving to provide total compensation generally consistent with compensation paid by other companies in the energy industry (although we did not benchmark our compensation for 2020 to any particular group of companies);

•	Motivate our executives to achieve strong financial and operational performance for our stakeholders;

•	Structure compensation to create meaningful links between company and individual performance and financial rewards; and

•	Limit corporate perquisites.

Historically, we have not relied on formula-driven plans when determining the aggregate amount of compensation for each named executive officer. The primary factor in setting compensation is our evaluation of the individual’s performance in the context of our company’s performance and our compensation objectives, policies and practices. Our Compensation Committee considers individual performance factors, including the committee’s view of the individual’s performance, the responsibilities of the individual’s position and the individual’s contribution to our company and to our financial and operational performance.

Role of Management in Establishing and Awarding Compensation. On an annual basis, our CEO, with the assistance of our Human Resources department, recommends to the Compensation Committee any proposed incentive awards and increases in base salary for our executive officers other than him. No executive officer is involved in determining any element of his or her own compensation. Our CEO’s recommendations are reviewed with and are acted upon by the committee in accordance with its charter. At least once a year, the committee reviews the compensation of our CEO and considers any necessary adjustments to his compensation level. The annual base salary of Mr. Edwards, our former CEO, did not increase from his hire in March 2014 through his resignation in April 2021.

Internal Pay Equity. While comparisons to market data can be useful in assessing competitiveness of compensation, we believe that our executive compensation also should be internally consistent. Each year, the Compensation Committee reviews the total compensation paid to our CEO and our other executive officers, which allows a comparison for internal pay equity purposes and allows the committee to analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate amount of compensation.

Market Considerations. When making compensation decisions, we have also compared the compensation of our executive officers to the compensation paid to executives of comparably-sized companies engaged in businesses similar to ours (although we do not benchmark our compensation to any particular group of companies). In doing so, we have considered executive compensation surveys, advice of compensation consultants and other information related to compensation levels and practices. We believe, however, that any such comparison should be merely a point of reference and not the determinative factor for our executives’ compensation. The purpose of the comparison is to inform, but not supplant, the analyses of internal pay equity and individual performance that we consider when making compensation decisions. Accordingly, the Compensation Committee has discretion in determining the nature and extent of its use of comparative compensation information.

When reviewing executive compensation, the Compensation Committee may also consider our company’s performance during the person’s tenure and the anticipated level of compensation that would be required to replace the person with someone of comparable experience and skill. In addition to our periodic compensation review, we also regularly monitor market conditions and may adjust compensation levels as necessary to remain competitive and retain valuable employees.

Impact of Chapter 11 and Market Conditions

Beginning in 2014, oil prices declined significantly and have remained volatile, our oil and gas customers reduced their capital spending and the offshore drilling market has remained oversupplied with available offshore drilling rigs. These market factors resulted in a sharp decline in the demand for offshore drilling services, including services that we provide, as well as a significant decline in dayrates for contract drilling services. The offshore drilling environment worsened significantly in 2020 because of the COVID-19 pandemic and a “price war” between Russia and OPEC. The decline in demand for contract drilling services and the dayrates for those services has adversely affected our financial condition, results of operations and cash flows and has resulted in a substantial and protracted decline in our stock price, leading to the filing by us and 14 of our subsidiaries of voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas on April 26, 2020. In light of these conditions, our Compensation Committee has continuously re-evaluated and, as necessary, revised our compensation programs to make the programs more effective and responsive in achieving their intended reward, retention and incentive goals during depressed markets.

Elements of Compensation

In 2020, the principal components of compensation for our named executive officers were:

•	Short-Term Compensation (base salary);

•	Incentive Compensation (Key Employee Incentive Plan (KEIP) awards); and

•	Employee Benefits (medical, dental, life & disability insurance, 401(k) plan, and other customary employee benefits).

Base Salary

The position of each of our salaried employees, including our named executive officers, is assigned a salary grade at the commencement of employment. The salary grade, which is reviewed periodically, considers objective criteria relevant to the position, such as the position’s level of financial and operational responsibility and supervisory duties, as well as the education and skills required to perform the functions of the position. Each salary grade has a designated salary range. Within each grade, salaries are determined within the applicable salary range based primarily on subjective factors such as the employee’s contribution to our company and individual performance. On occasion, an employee’s compensation may be fixed at a level above or below the maximum and minimum levels for the employee’s salary grade in response to a subjective determination regarding the employee.

The Compensation Committee recognizes that our CEO’s compensation should reflect his or her greater policy- and decision-making authority and higher level of responsibility with respect to our strategic direction and our financial and operating results. At January 1, 2021, our CEO’s annual base salary was approximately 94% higher than the annual base salary for the next highest-paid named executive officer and approximately 128% higher than the average annual base salary for all other named executive officers.

In typical years, base salaries are reviewed at least annually and may also be adjusted from time to time to realign salaries with external market levels after considering individual responsibilities, performance and contribution to our company, experience, internal pay equity and budgetary issues. Since 2014, however, the depressed offshore drilling market caused us to undertake numerous cost-cutting measures, including reductions-in-force and freezes on general salary increases and new hiring. Consistent with those measures, except for increases resulting from promotions, base salaries for our named executive officers were not increased during 2020. In an effort to reduce costs, our executives, including the named executive officers who were then employed by us, agreed to a voluntary temporary 5% reduction in annual base salary effective as of August 16, 2021.

On May 5, 2020, Dominic A. Savarino was promoted from Vice President and Chief Tax Officer to Vice President and Chief Accounting & Tax Officer, and the Compensation Committee approved a corresponding increase in annual base salary for Mr. Savarino from $375,000 to $400,000, which also prompted the approval of a corresponding increase in the annual base salary of Scott L. Kornblau, our former Senior Vice President and Chief Financial Officer, from $410,000 to $435,000. On May 7, 2021, we appointed Mr. Wolford as our President and Chief Executive Officer with an annual base salary of $700,000. Effective on September 20, 2021, Mr. Savarino was promoted to Senior Vice President and Chief Financial Officer and his annual base salary was increased from $400,000 to $440,000 (before the effect of the voluntary 5% reduction in annual base salary taken by all executives).

Key Employee Incentive Plan

In recent years prior to 2020, we adopted annual and long-term incentive award programs intended to promote company performance objectives and to recognize key employees who contributed to the company’s achievements. Our past programs would typically provide the opportunity to earn compensation that would be at-risk on an annual basis or a longer-term basis and would be contingent on achievement of high individual performance and one or more company financial performance goal(s). Our annual incentive award programs were payable in cash, and our long-term incentive award programs were typically payable in RSUs, SARs and/or cash.

In anticipation of our financial restructuring activities in 2020, in April 2020 we engaged A&M to provide financial advice and compensation recommendations for incentivizing and motivating our senior management and key employees to achieve our business objectives and complete a successful restructuring process. Based on that analysis, we determined that a narrowly-tailored cash-based incentive program designed to properly incentivize critical eligible employees was appropriate and would maximize our going-concern value for the benefit of our stakeholders. With the assistance of A&M, our Compensation Committee and Board developed and adopted the KEIP to provide our nine executive-level key employees, including the named executive officers, with performance-based cash incentive opportunities covering the one-year performance period from April 1, 2020 through March 31, 2021. The KEIP was approved by the Bankruptcy Court and our principal creditors and other stakeholders in June 2020.

The KEIP was adopted in lieu of any other annual or long-term incentive award program for the participants for 2020 and was structured so that each plan participant would receive an opportunity to earn a cash incentive payment at a target amount commensurate with the target annual cash incentive and target long-term incentive opportunities that would have otherwise been available for the participating employees under our historical incentive programs. As a result, no awards were made to the nine participating executives during 2020 under any incentive plans other than the KEIP. In addition, as a condition to participating in the KEIP, participating employees forfeited all of their outstanding unvested incentive awards previously granted to the employee under our previously-existing employee incentive plans, consisting of RSUs, SARs and cash incentive awards.

Under the KEIP, each of the nine participants was eligible to earn a performance-driven cash incentive payment following the completion of each of the second, third and fourth calendar quarters of 2020 and the first calendar quarter of 2021, depending upon the extent to which the KEIP’s performance goals had been achieved for each such quarter. The KEIP payout amount for each of these quarters was determined based upon the level of achievement of the following three performance metrics: (i) average contracted rig efficiency, weighted 40%; (ii) lost time incidents safety, weighted 20%; and (iii) reduction in total consolidated overhead expenses, weighted 40%. Rig efficiency, which essentially measures how often a rig under contract is earning revenue, incentivizes employees to optimize rig efficiency and maximize our revenue opportunities. Lost time incidents (or LTI) is an industry-recognized safety metric and incentivizes employees to maintain extraordinarily high standards of safety, which is important for our financial performance and ability to continue securing new customer contracts and maintain our contract backlog. Reduction in overhead expense measures our achievements towards cost reduction, which is particularly important in a financial restructuring during a protracted and unprecedented economic downturn. We consulted with our principal creditors regarding the KEIP performance metrics, and the Bankruptcy Court approved the performance metrics along with our KEIP.

The amount of the KEIP payment, if payable, would range from 50% (at threshold level) to 150% (at stretch level) of the target value of a participant’s incentive payment. If the threshold performance level for any given metric was not achieved, no KEIP payment would be earned for that metric for that quarter.

In addition to performance being measured for each quarter, the KEIP contained a catch-up provision, which provided that performance goals would also be measured cumulatively at the end of the second, third and fourth quarters of the plan, taking into account each such quarter and all preceding quarters. To the extent performance was not achieved at the stretch level for any preceding quarter, a KEIP participant would be eligible to earn an additional “catch-up” payment for the prior quarters; provided, that in no event would the “catch-up” payment be greater than the cumulative quarterly plan payments assuming maximum level of performance for such period. This “catch up” feature ensured that aggregate pay and performance over the duration of the one-year KEIP performance period would be aligned despite uncertainty and volatility associated with certain of the performance metrics. Because the “catch up” feature allowed the KEIP participants the opportunity to earn “missed” award amounts from prior quarterly performance periods on a go-forward basis, participants were continuously incentivized to achieve stretch performance on a cumulative basis over the full duration of the KEIP performance period.

The KEIP provided that 80% of the KEIP payments earned based on quarterly performance would be paid in cash on a quarterly basis within 60 days after each applicable quarter, and the remaining 20% of the award amount would be held back and paid in cash to participants upon our emergence from our chapter 11 reorganization. The KEIP originally provided for the withheld payments to be subject to the satisfaction of certain emergence timing criteria, but after we filed our proposed Joint Plan with the Bankruptcy Court in January 2021, our principal creditors agreed that the withheld payments would be paid in full upon our emergence from our chapter 11 reorganization.

In order to earn a KEIP payment for any quarter, a KEIP participant must have been employed by us through the payment date. A KEIP participant whose employment terminates due to death or disability, by us without “cause” or by a KEIP participant for “good reason” (as such terms are defined in the KEIP) prior to the end of the applicable quarter would be entitled to a pro-rata portion of his KEIP payment that would otherwise have been earned for the quarter based on the percentage of the quarter the participant was employed by us.

The KEIP provided for total incentive payments for the named executive officers as follows, assuming target levels of performance were achieved during the KEIP’s one-year period:

Named Executive Officer	Total KEIP Payments Assuming Achievement of Target Performance Levels ($)
Marc Edwards	5,000,000
Ronald Woll	1,360,940
Scott L. Kornblau	567,500
David L. Roland	602,800
Dominic A. Savarino	525,000

The target amount for each of the KEIP participants was calculated by adding the target amounts that the participant would have had the opportunity to earn under our historic annual cash incentive and long-term incentive plans for 2020 if the KEIP had not been in effect.

Actual payments under the KEIP for each of the four KEIP quarters reflected our company’s actual performance and level of achievement of the KEIP performance goals during such quarter. The KEIP performance goals for each of the KEIP quarterly periods and our level of achievement of each performance goal, as determined by our Compensation Committee, were as follows:

	Q2 2020 Performance				Q3 2020 Performance
Performance Metric	Threshold	Target	Maximum	Actual	Threshold	Target	Maximum	Actual
Rig Efficiency	91%	94%	97%	99.6%	91%	94%	97%	98.2%
LTI Safety	2	1	0	0	2	1	0	0
Cost Reduction	8%	18%	29%	27.5%	14%	25%	36%	44.3%

	Q4 2020 Performance				Q1 2021 Performance
Performance Metric	Threshold	Target	Maximum	Actual	Threshold	Target	Maximum	Actual
Rig Efficiency	91%	94%	97%	99.8%	91%	94%	97%	98.8%
LTI Safety	2	1	0	2	2	1	0	2
Cost Reduction	18%	29%	39%	44.1%	21%	31%	40%	45.7%

Quarterly KEIP cash awards were paid in August 2020, November 2020, February 2021 and April 2021. The 20% KEIP withheld amounts were also paid to the participants in April 2021. The “Non-Equity Incentive Plan Compensation” column of the 2020 Summary Compensation Table below and related Notes reflect the total KEIP cash award amounts that our named executive officers received for the last three calendar quarters of 2020.

Executive Retention Payment. The Board recognizes that it is critical to retain key company leaders who are instrumental to achieving our business and strategic plans, particularly in a depressed offshore drilling market. Consequently, in January 2017, the Board adopted the 2017 Retention Plan upon the recommendation of the Compensation Committee and made retention awards under the plan to Messrs. Edwards and Woll. In accordance with the 2017 Retention Plan, in February 2018 we paid Messrs. Edwards and Woll a lump sum retention payment in cash, and in February 2019 we paid each of them a second lump sum retention payment in cash. As a result of the continuation of the depressed market, in June 2018 we entered into an extended retention arrangement with Mr. Woll to cover 2019 under the same general terms as the 2017 Retention Plan. Pursuant to the 2019 extended arrangement, in February 2020 we paid Mr. Woll $750,000 in a lump sum in cash. To qualify for the payments, the executives were required to remain actively employed by us through the respective payment date, not be on a leave (other than a legally protected leave), not be subject to any performance improvement plan and have complied with all company agreements and policies. The retention plan amounts received by the executives were as follows:

Executive	2018 Retention Payment ($)	2019 Retention Payment ($)	2020 Retention Payment ($)
Marc Edwards	1,500,000	1,500,000	—
Ronald Woll	750,000	750,000	750,000

Payout of Earned Long-Term Incentive Awards

As described above, the KEIP was the only incentive plan in effect for the named executive officers for 2020, so no incentive awards were made to the named executive officers during 2020 under any incentive plans other than the KEIP. As a condition to participating in the KEIP, the named executive officers and all other KEIP participants forfeited (i) their unpaid rights under outstanding long-term cash incentive awards granted in 2018 and 2019, (ii) their unvested RSU awards granted in 2018 and 2019 and (iii) their outstanding awards of SARs.

In April 2020, our Board, based on the recommendation of our Compensation Committee and our restructuring compensation advisers and consultant, approved an amendment to the terms of our outstanding long-term cash incentive awards granted in 2018 and 2019 to provide for a prorated portion of the awards to vest and pay out based on service and actual company performance achieved through April 1, 2020. The action enabled us to terminate our 2018 and 2019 long-term incentive award programs early while aligning, retaining and rewarding our key employees for actual results achieved through April 1, 2020. For purposes of the performance metrics applicable to the vesting of long-term cash incentive awards, the committee determined that performance for the 2018 awards and 2019 awards had been achieved at 106% and 116% of target level of performance, respectively; however, in accordance with the terms of the awards the committee exercised its negative discretion to decrease the performance results for the outstanding 2018 and 2019 awards to 100% of target level of performance. As a condition to the receipt and retention of the accelerated payments, each grantee, including each of our named executive officers receiving the payment, agreed to a clawback obligation providing that if the grantee resigns from employment with our company or if the grantee’s employment is terminated by us for “cause” (as defined in our Incentive Compensation Plan), in either case prior to the first anniversary of the payment date, the grantee would be required to repay the entire amount of the payment, net of applicable tax withholdings. The amount paid to each named executive officer in April 2020, before the application of withholding taxes, in respect of his prorated 2018 and 2019 long-term cash incentive awards was as follows:

Named Executive Officer	Payment for Early Vesting of Portion of 2018 and 2019 Cash Incentive Awards ($)
Marc Edwards	1,750,000
Ronald Woll	260,833
Scott L. Kornblau	140,208
David L. Roland	160,000
Dominic A. Savarino	136,500

2021 Long-Term Incentive Awards

Award to CEO. In connection with his hire as our President and CEO in May 2021, the Compensation Committee approved two incentive awards to Mr. Wolford pursuant to the terms of our 2021 Long-Term Stock Incentive Plan (or the 2021 Stock Plan):

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222,222 shares of restricted stock, each representing one share of common stock, that vest in three equal installments on May 8, 2021, May 8, 2022 and May 8, 2023, subject to Mr. Wolford’s continuous service or employment through the applicable vesting date (or the CEO Time-Vesting Award); and

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777,777 shares of restricted stock, each representing one share of common stock, 100% of which will vest upon achievement of a Total Equity Value (as defined in the applicable award agreement) of common stock of $1.0 billion, and 0% of which will vest upon achievement of a Total Equity Value of our common stock of less than $500.0 million, subject to Mr. Wolford’s continuous service or employment through the date of such achievement and the Performance Measurement Date (as defined in the applicable award agreement) (or the CEO Performance-Vesting Award). Linear interpolation will be utilized to determine the appropriate vesting percentage in the event the Total Equity Value falls between $500.0 million and $1.0 billion. Any restricted stock under the CEO Performance-Vesting Award that has not vested by May 8, 2027 will be forfeited.

If Mr. Wolford’s employment is terminated by us without Cause (as defined in the 2021 Stock Plan), due to his death or disability, or by Mr. Wolford for Good Reason (as defined in the 2021 Stock Plan), then the number of shares of restricted stock that would have otherwise vested pursuant to the CEO Time-Vesting Award in the 12-month period following such termination will immediately vest on the date of such termination, subject to the terms and conditions of the applicable award agreement. However, in the case of any such termination within the period starting six months prior to the occurrence of a Change in Control (as defined in the 2021 Stock Plan) and ending 12 months following the occurrence of a Change in Control, then in lieu of the benefits described in the preceding sentence, the restricted stock pursuant to the CEO Time-Vesting Award will fully vest immediately upon such termination of employment, subject to the terms and conditions of the applicable award agreement. If the CEO Time-Vesting Award is not continued, assumed, replaced, converted or substituted upon the occurrence of a Change in Control in accordance with the 2021 Stock Plan, then the restricted stock will fully vest as of immediately prior to a Change in Control.

If Mr. Wolford’s employment is terminated by us without Cause, due to his death or disability, or by Mr. Wolford for Good Reason, then the occurrence of the Performance Measurement Date will be deemed to have been triggered and the restricted stock pursuant to the CEO Performance-Vesting Award will remain outstanding and be eligible to vest during the 12-month period following such termination of employment, subject to the terms and conditions of the applicable award agreement. However, in the case of any such termination within the period starting six months prior to the occurrence of a Change in Control and ending 12 months following the occurrence of a Change in Control, then in lieu of the benefits described in the preceding sentence, the restricted stock pursuant to the CEO Performance-Vesting Award will fully vest immediately upon such termination of employment, subject to the terms and conditions of the applicable award agreement. Upon the occurrence of a Change in Control in accordance with the 2021 Stock Plan, the occurrence of the Performance Measurement Date would be deemed to have been triggered, the Total Equity Value would be tested on the Change in Control and the restricted stock would vest in accordance with the terms of the 2021 Stock Plan.

Awards to Other Named Executive Officers. As approved by the Compensation Committee, on September 1, 2021, we granted incentive awards under the 2021 Stock Plan to certain of our key employees, including Ronald Woll, Scott L. Kornblau, David L. Roland and Dominic A. Savarino, consisting of time-based RSU awards that vest in equal amounts annually over a three-year period and performance-based RSU awards that vest in equal amounts annually over a three-year period subject to annual performance goals.

The time-based RSUs vest with respect to approximately 1/3 of the RSUs on each of July 1, 2022, July 1, 2023 and July 1, 2024, subject to the recipient’s continuous service or employment through the applicable vesting date. If the recipient is terminated without “cause” (as defined in the award agreement) or as a result of the recipient’s death or disability, then the number of time-based RSUs that would vest on the next two vesting dates will immediately vest on the date of such termination. Upon a termination for “cause,” all vested and unvested time-based RSUs will immediately be forfeited and cancelled for zero compensation. Upon a termination of service for any other reason, all outstanding and unvested time-based RSUs will immediately be forfeited and cancelled for zero compensation. Upon a change in control of our company, the number of time-based RSUs that would vest on the next two vesting dates will immediately vest, subject to the recipient’s continuous service or employment through consummation of the change in control.

The performance-based RSUs vest with respect to up to approximately 1/3 of the RSUs on each of June 30, 2022, June 30, 2023 and June 30, 2024, subject to the recipient’s continuous service or employment through the applicable vesting date and the level of achievement of four equally-weighted performance goals as determined by the Compensation Committee no later than 60 days following the end of the applicable performance period. The performance goals consist of (i) a specified level of achievement of five Health, Safety and Environmental objectives for each one-year period in the performance period, (ii) a specified level of achievement of adjusted free cash flow for each one-year period in the performance period, (iii) a specified amount of added cumulative contract backlog for each one-year period in the performance period and

(iv) achievement of other strategic initiative goals determined by the Compensation Committee. Unless otherwise determined by the committee, the percentage of the performance-vesting awards eligible to vest may range from 0% to 100% of the target amount, based on the specified levels of achievement of the performance goals as set forth in the award agreement. In no event will the recipient be eligible to earn more than 100% of the target amount for any performance period. If the recipient is terminated without “cause” or as a result of the recipient’s death or disability, then the recipient will remain eligible to vest, subject to achievement of the performance conditions, in the number of performance-based RSUs that would vest on the next two vesting dates. Upon a termination for “cause,” all vested and unvested performance-based RSUs will immediately be forfeited and cancelled for zero compensation. Upon a termination of service for any other reason, all outstanding and unvested performance-based RSUs will immediately be forfeited and cancelled for zero compensation. Upon a change in control of our company, the number of performance-based RSUs that would vest on the next two vesting dates will immediately vest to the extent of the achievement of certain performance goals through the date of the change in control, or based on deemed achievement target performance for certain other performance goals.

Personal Benefits, Perquisites and Employee Benefits

We do not offer many perquisites traditionally offered to executives of similarly-sized companies. Perquisites and any other similar personal benefits generally offered to our executive officers are substantially the same as those generally available on a non-discriminatory basis to all of our full-time salaried employees, such as medical and dental insurance, life insurance, disability insurance, a 401(k) plan with a company match (which match was suspended from November 1, 2020 until January 1, 2022 and then resumed at a lower matching rate) and other customary employee benefits. We make contributions for group term life insurance, spouse/dependent life insurance, and long-term disability insurance for our employees, including our named executive officers, as indicated in the 2020 Summary Compensation Table below. Business-related relocation benefits may be reimbursed on a case-by-case basis.

We maintain a defined contribution plan (which we refer to as our Retirement Plan) designed to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (which, together with the regulations promulgated thereunder, we refer to as the Code). Pursuant to our Retirement Plan, in 2020 we matched 100% of the first 5% of each participant’s compensation contributed until November 1, 2020, when we discontinued the company match until January 1, 2022 in order to reduce costs. When we resumed the company match, we matched 50% of the first 6% of each participant’s compensation contributed. In addition, under our Amended and Restated Supplemental Executive Retirement Plan (which we refer to as our SERP), in past years we have contributed to participants any portion of the applicable percentage of the base salary contribution and the matching contribution that cannot be contributed under the Retirement Plan because of the limitations within the Code. Participants in this plan are a select group of our management or highly compensated employees, including the named executive officers, and are fully vested in all amounts paid into the plan. As a result of our chapter 11 reorganization, we did not contribute any amounts into our SERP during 2020.

Walkaway Severance Plan. As agreed to and in accordance with the Joint Plan, on April 23, 2021 the Board approved and adopted the Diamond Offshore Drilling, Inc. Severance Plan (which we refer to as the Walkaway Severance Plan) providing for protection for loss of salary and benefits in the event of certain involuntary terminations of employment for eight key employees, including the named executive officers other than Mr. Edwards, to assist our company in retaining an intact management team.

The Walkaway Severance Plan provided that if an eligible participant’s employment was terminated by our company without “cause” (as defined in the Walkaway Severance Plan) on or before August 21, 2021 or terminated due to the participant’s voluntary resignation between August 21, 2021 and September 20, 2021, the participant would be eligible to receive a lump-sum cash payment in an amount equal to the sum of the participant’s annual base salary and the participant’s annual target bonus and, subject to the participant’s election of continuation of health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation

Act of 1985 (or COBRA), we would pay the full cost of the participant’s COBRA premiums for twelve months from the date of the termination. Receipt of severance benefits under the Walkaway Severance Plan would be subject to the participant’s execution of a release of any claims against our company and agreement with restrictive covenants, including non-competition and non-solicitation covenants.

On September 17, 2021, Mr. Woll resigned from our company and collected benefits under the Walkaway Severance Plan, and on September 20, 2021, Mr. Kornblau resigned and collected benefits under the plan.

Supplemental Severance Plan. On September 1, 2021, we issued the Diamond Offshore Drilling, Inc. Supplemental Severance Plan, effective as of September 21, 2021, for eight key employees, including the named executive officers other than Mr. Edwards. The Supplemental Severance Plan provides the participants with protection for loss of salary and benefits in the event of certain involuntary terminations of employment in order to assist our company in retaining its senior management team.

The Supplemental Severance Plan provides that if an eligible participant’s employment is terminated by our company without “cause” or as a result of the recipient’s death or disability or a resignation for “good reason” (each of “cause” and “good reason” as defined in the Supplemental Severance Plan), the participant will be eligible to receive a lump-sum cash payment in an amount equal to the sum of the participant’s annual base salary and annual target bonus and, subject to the participant’s election of continuation of health care coverage pursuant to COBRA, we will pay the full cost of the participant’s COBRA premiums for twelve months from the date of the termination. If an eligible participant’s employment is terminated by our company without “cause” or due to a resignation for “good reason” within six months prior to, or one year following, a change in control of our company, the participant will instead be eligible to receive a lump-sum cash payment in an amount equal to 1.5 times the sum of the participant’s annual base salary and annual target bonus and, subject to the participant’s election of COBRA coverage, we will pay the full cost of the participant’s COBRA premiums for 18 months from the date of such termination. Receipt of severance benefits is subject to the participant’s execution of a release of any claims against our company and agreement with restrictive covenants, including a covenant of non-solicitation of customers and employees.

Indemnification of Directors and Executive Officers

Our Certificate of Incorporation provides certain rights of indemnification to our directors and officers (including our executive officers) in connection with legal actions brought against them by reason of the fact that they are or were a director or officer of our company, to the fullest extent permitted by law. Our Certificate of Incorporation also eliminates the personal liability of our directors to our company or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law. Our Certificate of Incorporation also provides that, to the fullest extent permitted by law, non-employee directors and their affiliates (other than our company, any of its subsidiaries or their respective officers or employees) shall not be liable to our company or our stockholders or to any affiliate of our company for breach of any fiduciary duty solely by reason of the fact that such non-employee director or affiliate (A) engaged in or possessed interests in other business ventures of any type or description, including those engaged in the same or similar business activities or lines of business in which our company or any of our subsidiaries now engages or proposes to engage, or (B) competed with our company or any of our subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or stockholder of any other person (other than our company or any of our subsidiaries). In addition, except to the extent provided otherwise in our Certificate of Incorporation, to the fullest extent permitted by law, such persons shall not be liable to our company or our stockholders or to any of our subsidiaries for breach of any duty (fiduciary, contractual or otherwise) as a stockholder or director of our company by reason of the fact that such person does not present certain corporate opportunities to our company.

Our Bylaws contain provisions that provide for the indemnification of officers and directors as authorized by law, subject to certain terms and conditions set forth therein.

We have entered into indemnification agreements with each of our directors and executive officers that generally provide for us to indemnify the applicable indemnitee to the fullest extent permitted by applicable law (subject to certain limitations) as well as the advancement of all expenses incurred by the director or executive officer in connection with a legal proceeding arising out of their service to our company, in each case to the extent permitted by applicable law.

In addition, as authorized by our Bylaws, we have an existing directors and officers liability insurance policy.

Risk Management Considerations

Our Compensation Committee has concluded that our compensation program does not encourage excessive or inappropriate risk-taking. Several elements of our compensation program are designed to promote the creation of long-term value and thereby discourage behavior that leads to excessive risk:

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Our 2020 compensation program consisted of both fixed and variable compensation. The fixed (or salary) portion was designed to provide a steady income regardless of our financial performance, in part so that executives do not focus exclusively on short-term financial performance to the detriment of other important business metrics and objectives. The variable (KEIP awards) portion of compensation was designed to reward key employees only if we achieve exceptional corporate performance. We believe that the variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce positive corporate results, while the fixed element is also sufficient such that executives are not encouraged to take unnecessary or excessive risks.

•

Our 2020 compensation program was reviewed and approved not only by our Compensation Committee and Board of Directors, but our principal stakeholders and the Bankruptcy Court also reviewed our 2020 KEIP, including performance metrics.

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The performance metrics used in the KEIP are measures the Compensation Committee believes represent key value driving indicators for our business operations over the KEIP performance period. Moreover, the committee set ranges for these measures designed to encourage success without encouraging excessive risk taking to achieve short-term results. In addition, the overall maximum annual cash incentive award for each participating named executive officer cannot exceed 150% of the executive’s target KEIP award, no matter how much the company’s performance exceeds the ranges established in the KEIP.

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We have strict internal controls over the measurement and calculation of the performance metrics used in determining the executives’ KEIP awards, designed to prevent the metrics from being susceptible to manipulation by any employee, including our executives. In addition, 20% of each earned KEIP payment was withheld from KEIP participants until we emerged from our chapter 11 reorganization, which occurred after the completion of the KEIP performance period.

•

We maintain a policy that prohibits our named executive officers from engaging in any pledging, hedging or short sale transactions related to our stock or our other equity securities. See “Election of Directors–Prohibitions Against Hedging and Pledging” above.

Employment Agreements

Marc Edwards as CEO. During 2020, we did not have employment agreements with any of our named executive officers except for Marc Edwards, our former President and CEO. In connection with his hire as our CEO, in 2014 we entered into an employment agreement with Mr. Edwards that commenced in March 2014 and continued until December 2016, when the agreement expired by its terms. Mr. Edwards’ agreement was not extended or renewed after it expired, and he continued his employment as our CEO without an employment agreement in effect until March 20, 2020, when we entered into a new employment agreement with Mr. Edwards. Mr. Edwards resigned from our company in connection with our emergence from chapter 11 reorganization on April 23, 2021.

Under his employment agreement, Mr. Edwards was entitled to certain severance payments if his employment was terminated under specified circumstances. Specifically, if Mr. Edwards’ employment was terminated as a result of his death or permanent disability, in addition to the benefits executive employees receive generally (including unpaid base salary through the termination date, unpaid annual bonus for a completed performance year and unpaid amounts under applicable plans, policies and programs), Mr. Edwards would have been entitled to:

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Except as otherwise provided in the applicable award agreements, full vesting of all long-term incentive awards with respect to which the applicable performance goals have been achieved and which are subject only to the condition of continued employment and pro-rata vesting of long-term incentive awards outstanding and subject to the achievement of performance goals at the date of termination, subject to and based upon the achievement of the applicable performance goals; and

•	Pro rata payment of the annual bonus as if there has been achievement of 100% of the specified performance target.

The employment agreement provided that we could terminate the agreement for “Cause” if Mr. Edwards (i) was convicted of, or pled guilty or nolo contendere to, a felony; or (ii) engaged in conduct constituting either (x) a material and willful breach of the agreement, (y) willful, or reckless, material misconduct in the performance of his duties or (z) willful, habitual neglect of his material duties; provided, however, that for purposes of clauses (ii)(y) and (ii)(z) above, Cause does not include any act or omission believed by Mr. Edwards in good faith to have been in or not opposed to the interest of our company (without any intent by him to gain, directly or indirectly, a profit to which he would not be legally entitled). The agreement also provided that Mr. Edwards could terminate the agreement for “Good Reason” upon the occurrence of any of the following events, without Mr. Edwards’ prior written consent and without cure by our company (following written notice of such event from Mr. Edwards): (i) the assignment to Mr. Edwards of duties that are materially inconsistent with his position (including his status, offices, titles and reporting relationships), authority, duties or responsibilities; (ii) actions by our company that result in a substantial diminution in his position, authority, duties or responsibilities; (iii) a substantial breach by our company of any material obligation to Mr. Edwards under the employment agreement; (iv) any failure to elect or appoint him as President and CEO or to maintain him in such position throughout the term of the employment agreement; (v) any reduction in base salary or target annual bonus opportunity from the amounts set forth in the employment agreement; (vi) any failure to nominate him as a director at each election in which his Board seat is up for election or reelection as applicable; or (vii) any failure to obtain the assumption in writing of its obligation to perform the employment agreement by any successor to all or substantially all of the business or assets of our company after a merger, consolidation, sale or similar transaction.

Under the employment agreement, if we had terminated Mr. Edwards without Cause, or if he had terminated his employment for Good Reason (other than within the three months preceding or 12 months following a “change in control” as defined in his employment agreement), in addition to such benefits executive employees receive generally, Mr. Edwards would have been entitled to:

•	A pro-rata annual bonus for the year in which the termination occurs, based on actual performance for such year;

•	Separation payments of $208,333 per month through the end of the then-scheduled term of the employment agreement, but in any event not less than 12 and not more than 24 such payments;

•	Except as otherwise provided in the applicable award agreements, full vesting of any long-term incentive awards with respect to which the applicable performance goals have been achieved or are not required and which are subject only to the condition of continued employment and continued eligibility for vesting of long-term incentive awards outstanding and subject to the achievement of performance goals at the date of termination, subject to and based upon the achievement of the applicable performance goals;

•	Continued participation for him and his dependents in our group medical plan for 24 months; and

•	Customary outplacement services commensurate with his position, not to exceed 12 months or $25,000.

If, during the term of the employment agreement and within the three months preceding or 12 months following a change in control, we had terminated Mr. Edwards’s employment without Cause or Mr. Edwards had terminated his employment for Good Reason, then instead of the monthly separation payments described above, Mr. Edwards would have been entitled to receive a lump-sum payment equal to two times the sum of (x) his annual base salary, (y) his target annual bonus opportunity and (z) his target long-term incentive award opportunity. No severance was payable upon the termination of employment for Cause or a voluntary termination by Mr. Edwards without Good Reason.

In connection with our emergence from chapter 11 reorganization, we entered into an agreement with Mr. Edwards that became effective upon our emergence from chapter 11 reorganization which modified the employment agreement (or the Amendment). The Amendment provided that upon a Qualifying Termination (as defined in the Amendment), Mr. Edwards would be entitled to receive the following severance benefits in lieu of the severance benefits described above:

•	A lump sum cash severance payment equal to $6,000,000; and

•	Continued participation for him and his dependents in our group medical plan for 24 months.

Mr. Edwards’ resignation in connection with our emergence from chapter 11 reorganization on April 23, 2021 was a Qualifying Termination under the Amendment.

As a condition to receiving these severance payments and benefits, Mr. Edwards is required to enter into a release of claims as provided in his employment agreement. In his employment agreement, as modified by the Amendment, Mr. Edwards agrees not to compete against us and agrees not to solicit for employment any of our employees for a period of one year after his employment ends. The employment agreement also contains provisions relating to protection of our confidential information and intellectual property. The employment agreement requires us to indemnify Mr. Edwards to the fullest extent permitted by our Certificate of Incorporation and Bylaws and requires us to provide Mr. Edwards with coverage under our directors’ and officers’ liability insurance policies.

Bernie Wolford, Jr. as CEO. In connection with his hire as our President and Chief Executive Officer, on May 8, 2021 we entered into an employment agreement with Mr. Wolford, which has a term commencing on such date and continuing until terminated by us or Mr. Wolford, or until his death or disability, in accordance with the employment agreement. Pursuant to the terms of the agreement, Mr. Wolford will receive an annualized base salary of $700,000 and will be eligible to earn a bonus with a target annual bonus opportunity equal to 100% of base salary, based on the achievement of certain financial or individual performance goals and factors. Mr. Wolford’s annual bonus for the 2021 calendar year, if any, will be pro-rated for time served. Mr. Wolford is also entitled to participate in our benefit programs generally available to other senior officers and to receive reimbursement of certain expenses incurred during his employment, including up to $12,000 of legal fees incurred in the review of his employment agreement.

If, during the term of his employment agreement, Mr. Wolford’s employment is terminated due to his death or by us due to his disability, he will be entitled to any accrued but unpaid annual bonus with respect to the preceding calendar year. If, during the term of his employment agreement, Mr. Wolford’s employment is terminated by us without Cause (as defined in his agreement) or by Mr. Wolford with Good Reason (as defined in his agreement) in accordance with his employment agreement, he will be entitled to (i) any accrued but unpaid annual bonus with respect to the preceding calendar year, (ii) a lump-sum cash payment equal to 200% of the sum of (A) his base salary plus (B) target annual bonus and (iii) continued participation in our group health plan for him and his eligible dependents for a period of 24 months at our expense, in each case subject to the terms and conditions of his employment agreement. No severance is payable upon termination of employment for Cause or a voluntary termination by Mr. Wolford without Good Reason.

Mr. Wolford’s employment agreement contains non-competition covenants restricting his ability to compete with us and non-solicitation covenants, applicable in each case during the term of the employment agreement and for a period of one year thereafter, customary covenants regarding our indemnification of Mr. Wolford, and covenants concerning confidentiality, rights to inventions and non-disparagement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of the company. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE (1)
Anatol Feygin, Former Chair
Paul G. Gaffney II, Former Member
Peter McTeague, Former Member
Neal P. Goldman, Chair
John H. Hollowell
Ane Launy

(1)

Messrs. Feygin, Gaffney and McTeague served as the members of the Compensation Committee until they resigned from our Board effective upon our emergence from chapter 11 reorganization on April 23, 2021. Messrs. Goldman and Hollowell and Ms. Launy were appointed to our Board pursuant to our Joint Plan, which became effective on April 23, 2021, and were also appointed to the Compensation Committee effective as of such date. The Compensation Discussion and Analysis relating to periods prior to April 23, 2021 included in this proxy statement was reviewed by the Compensation Committee and recommended to the Board of Directors prior to the appointment of the post-emergence Compensation Committee members, and accordingly Messrs. Feygin, Gaffney and McTeague performed the activities described in this report regarding the Compensation Discussion and Analysis relating to periods prior to April 23, 2021 included in this proxy statement, and Messrs. Goldman and Hollowell and Ms. Launy did not perform such activities.

EXECUTIVE COMPENSATION

2020 Summary Compensation Table

The following table summarizes the compensation of our named executive officers for 2020, using the disclosure rules required by the SEC. On January 1, 2019, Mr. Woll was promoted from Senior Vice President and Chief Commercial Officer to Executive Vice President and Chief Commercial Officer, and on April 24, 2020, Mr. Woll was promoted to Executive Vice President and Chief Operating Officer. When our previous Chief Financial Officer (which we refer to as CFO) resigned, Mr. Kornblau, our then-Vice President and Treasurer, was appointed as our acting CFO on December 1, 2017, and was promoted to Senior Vice President and Chief Financial Officer on July 1, 2018. On May 5, 2020, Mr. Savarino was promoted from Vice President and Chief Tax Officer to Vice President and Chief Accounting & Tax Officer. Mr. Edwards resigned from our company in connection with our emergence from chapter 11 reorganization on April 23, 2021. Mr. Woll and Mr. Kornblau resigned from our company and exercised rights under our Walkaway Severance Plan on September 17, 2021 and September 20, 2021, respectively. Mr. Savarino was promoted to Senior Vice President and Chief Financial Officer on September 20, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Marc Edwards	2020	1,000,000	291,667	—	5,758,333	27,198	7,077,198
Former President and CEO	2019 2018	1,000,000 1,000,000	1,500,000 1,500,000	1,738,403 1,669,349	1,500,000 1,500,000	65,640 62,734	5,804,043 5,732,083

Ronald Woll	2020	515,630	830,417	—	1,350,826	22,991	2,719,864
Former Executive Vice President and Chief Operating Officer	2019 2018	515,630 435,435	750,000 750,000	360,101 286,178	360,900 261,300	34,810 30,660	2,021,441 1,763,573

Scott L. Kornblau	2020	427,330	52,500	—	575,758	21,336	1,076,924
Former Senior Vice President and CFO	2019	410,000	—	161,420	205,000	27,522	803,942
	2018	424,850	—	165,646	205,000	22,274	817,770

David L. Roland	2020	405,600	46,667	—	631,741	21,780	1,105,788
Senior Vice President, General Counsel and Secretary	2019 2018	405,600 405,600	— —	198,681 190,790	202,800 202,800	28,095 28,065	835,176 827,255

Dominic A. Savarino	2020	391,477	35,000	—	536,500	20,942	983,919
Vice President and Chief Accounting & Tax Officer

Notes and Narrative Disclosure to 2020 Summary Compensation Table

The following is a discussion of material factors necessary for an understanding of the information disclosed in the 2020 Summary Compensation Table.

Salary Column. In recognition of Mr. Kornblau’s increased duties and responsibilities as acting CFO from December 1, 2017 until he was promoted to Senior Vice President and CFO on July 1, 2018, Mr. Kornblau received a supplemental payment of $17,000 per month that he served in such capacity. Mr. Kornblau’s salary reported for 2018 includes a supplemental salary payment of $17,000 per month from January 2018 through June 2018.

Bonus Column. For Messrs. Edwards and Woll, the amounts shown in the “Bonus” column consist of (a) cash payments received in April 2020 pursuant to the accelerated vesting of outstanding time-vesting long-term cash incentive awards granted in 2018 and 2019 based on service achieved through April 1, 2020 and (b) lump sum retention payments earned and paid in February 2018, February 2019 and February 2020 pursuant to our 2017 Retention Plan and the plan extension in 2019. The amounts received by Messrs. Edwards and Woll for the accelerated vesting of 2018 and 2019 time-vesting long-term cash incentive awards were as follows:

Name	Accelerated Time-Vesting Cash Incentive Payment ($)
Marc Edwards	291,667
Ronald Woll	80,417

For all other named executive officers, the amounts shown in the “Bonus” column consist of cash payments received in April 2020 pursuant to the accelerated vesting of outstanding time-vesting long-term cash incentive awards granted in 2018 and 2019 based on service achieved through April 1, 2020. As a condition to the receipt and retention of the accelerated payments, each of the named executive officers agreed to a clawback obligation providing that if he resigns from employment with our company or if the grantee’s employment is terminated by us for “cause” (as defined in our Incentive Compensation Plan), in either case prior to the first anniversary of the payment date, the grantee would be required to repay the entire amount of the payment, net of applicable tax withholdings.

Stock Awards Column. All amounts in the “Stock Awards” column reflect the grant-date fair value of RSUs awarded under our Equity Plan, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (which we refer to as FASB ASC Topic 718). No RSUs were granted in 2020.

The amounts shown under “Stock Awards” for 2019 and 2018 represent the grant date fair value of RSUs granted to the named executive officer on April 1, 2019 and April 1, 2018 (and, with respect to Mr. Kornblau, on July 1, 2018), respectively, as applicable. In each case, a target number of performance-vesting RSUs was granted to the named executive officer, determined based on a target grant date value and the volume-weighted average price per share of our common stock on the NYSE for the 10 consecutive trading days immediately preceding the date of grant, which we refer to as VWAP. In addition, time-vesting RSUs were granted to named executive officers other than Mr. Edwards in 2018, determined based on a grant date value and the VWAP.

The number of performance-vesting and time-vesting RSUs awarded to the named executive officers in 2019 were as follows:

Name	Target Grant Date Value of Performance-Vesting RSUs ($)	Performance- Vesting RSUs Granted (#)	Grant Date Value of Time-Vesting RSUs ($)	Time-Vesting RSUs Granted (#)
Marc Edwards	875,000	82,860	875,000	82,860
Ronald Woll	181,250	17,164	181,250	17,164
Scott L. Kornblau	81,250	7,694	81,250	7,694
David L. Roland	100,000	9,470	100,000	9,470

The number of performance-vesting and time-vesting RSUs awarded to the named executive officers in 2018 were as follows:

Name	Target Grant Date Value of Performance-Vesting RSUs ($)	Performance- Vesting RSUs Granted (#)	Grant Date Value of Time-Vesting RSUs ($)	Time-Vesting RSUs Granted (#)
Marc Edwards	1,750,000	115,207	—	—
Ronald Woll	180,000	11,850	120,000	7,900
Scott L. Kornblau	97,500	5,624	65,000	3,750
David L. Roland	120,000	7,900	80,000	5,267

The performance-vesting RSUs awarded to Mr. Edwards and the other named executive officers during 2019 and 2018 cliff vested in three years upon the attainment of the three-year financial, operating and business development performance goals specified in their respective award agreements. Half of the time-vesting RSUs granted to the named executive officers during 2019 and 2018 vested two years after the grant date and half vested three years after the grant date. In all cases, the RSUs were subject to forfeiture if the applicable vesting conditions were not met.

Under the terms of the RSU award agreements for the performance-vesting RSUs awarded to each named executive officer in 2019 and 2018, the maximum number of performance-vesting RSUs that could vest regardless of how far our company exceeded the applicable performance goals, and the grant-date value of the awards of performance-vesting RSUs to each named executive officer in 2019 and 2018 assuming the highest level of performance conditions were achieved and the maximum number of performance-vesting RSUs would vest, would have been as set forth in the table below:

	Maximum Number of Performance-Vesting RSUs that Could Vest (#)		Grant-Date Value of Maximum Number of Performance-Vesting RSUs that Could Vest ($)
Name	2019	2018	2019	2018
Marc Edwards	110,204	153,225	1,156,040	2,220,230
Ronald Woll	22,828	15,761	239,466	228,377
Scott L. Kornblau	10,233	7,479	107,344	132,159
David L. Roland	12,595	10,507	132,122	152,246

The RSU and long-term cash incentive award agreements also obligate each named executive officer to comply with certain restrictive covenants, including obligations of confidentiality, a prohibition on solicitation of our employees for a period of two years after termination of employment and a prohibition on competition for a period of one year after termination of employment. For a discussion of the valuation assumptions for the RSU awards, see Note 6, Stock-Based Compensation, to our audited consolidated financial statements for the fiscal year ended December 31, 2020 included in our Annual Report on Form 10-K filed on February 10, 2021.

In April 2020, we approved an amendment to the terms of our outstanding long-term cash incentive awards granted in 2018 and 2019 to provide for a prorated portion of the awards to vest and pay out based on service and actual company performance achieved through April 1, 2020. As a condition to participating in the KEIP in connection with our chapter 11 reorganization, in June 2020 each named executive officer forfeited his (i) unpaid rights under outstanding long-term cash incentive awards granted in 2018 and 2019, (ii) unvested RSU awards granted in 2018 and 2019 and (iii) outstanding awards of SARs.

Non-Equity Incentive Plan Compensation Column. All amounts in the “Non-Equity Incentive Plan Compensation” column for 2020 consist of (a) quarterly cash payments awarded and earned under the KEIP for 2020, including an award payment made in February 2021 for the fourth calendar quarter of 2020, and (b) cash payments received in April 2020 pursuant to the accelerated vesting of outstanding performance-vesting long-term cash incentive awards granted in 2018 and 2019 based on service and actual company performance achieved through April 1, 2020. The amounts received for the accelerated vesting of 2018 and 2019 performance-vesting long-term cash incentive awards were as follows:

Name	Accelerated Performance-Vesting Cash Incentive Payment ($)
Marc Edwards	1,458,333
Ronald Woll	180,417
Scott L. Kornblau	87,708
David L. Roland	113,333
Dominic A. Savarino	85,000

As a condition to the receipt and retention of the accelerated payments, each of the named executive officers agreed to a clawback obligation providing that if he resigns from employment or if the grantee’s employment is terminated by us for “cause” (as defined in our Incentive Compensation Plan), in either case prior to the first anniversary of the payment date, the grantee would be required to repay the entire amount of the payment, net of applicable tax withholdings.

The amounts received for quarterly cash payments awarded and earned under the KEIP for 2020, including an award payment made in February 2021 for the fourth calendar quarter of 2020, were as follows:

Name	2020 Cash Payments Awarded and Earned under KEIP ($)
Marc Edwards	4,300,000
Ronald Woll	1,170,410
Scott L. Kornblau	488,050
David L. Roland	518,408
Dominic A. Savarino	451,500

All amounts in the “Non-Equity Incentive Plan Compensation” column for 2019 and 2018 reflect payments of annual cash incentive awards earned and paid pursuant to our Incentive Compensation Plan.

All Other Compensation Column. The amounts shown in the “All Other Compensation” column for 2020 consist of the following:

2020 All Other Compensation Table

Name	Retirement Plan Matching ($)	Insurance ($)	SERP ($)	Total ($)
Marc Edwards	14,250	7,886	5,062	27,198
Ronald Woll	14,250	7,886	855	22,991
Scott L. Kornblau	14,250	6,922	164	21,336
David L. Roland	14,250	6,861	669	21,780
Dominic A. Savarino	14,322	6,439	181	20,942

Under our SERP, in past years we have contributed to participants any portion of the applicable percentage of the base salary contribution and the matching contribution that cannot be contributed under the Retirement Plan because of the limitations within the Code. As a result of our chapter 11 reorganization, during 2020 we did not make any SERP contributions to participants. Participants in this plan are fully vested in all amounts paid into the plan. The following table summarizes 2020 nonqualified deferred compensation of our named executive officers under our SERP.

2020 Nonqualified Deferred Compensation

Name	Registrant Contributions in 2020 ($)	Aggregate Earnings in 2020 ($)(1)	Aggregate Balance at December 31, 2020 ($)(2)
Marc Edwards	—	5,062	282,428
Ronald Woll	—	855	47,690
Scott L. Kornblau	—	164	9,158
David L. Roland	—	669	37,321
Dominic A. Savarino	—	181	10,113

(1)

These amounts represent interest earned on contributions under our SERP. These amounts are also included in the “All Other Compensation” column of the 2020 Summary Compensation Table and in the “SERP” column of the 2020 All Other Compensation Table. These earnings were calculated by applying a fixed interest rate based on the annual yield on 10-year U.S. Treasury Securities to current year and deferred contributions.

(2)

These amounts represent the aggregate balance as of December 31, 2020 for each of the named executive officers pursuant to our SERP. The deferred balances related to our SERP were reported in the Summary Compensation Table in each contribution year.

2020 Grants of Plan-Based Awards

Name and Type of Award (1)	Grant Date	Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (2)
			Threshold	Target	Maximum
Marc Edwards
KEIP	06/25/20	04/21/20	2,500,000	5,000,000	7,500,000
Ronald Woll
KEIP	06/25/20	04/21/20	680,460	1,360,920	2,041,380
Scott L. Kornblau
KEIP	06/25/20	04/21/20	283,750	567,500	851,250
David L. Roland
KEIP	06/25/20	04/21/20	301,400	602,800	904,200
Dominic A. Savarino
KEIP	06/25/20	04/21/20	262,500	525,000	787,500

(1)	All incentive plan awards granted in 2020 were cash incentive awards pursuant to the KEIP. See “Compensation Discussion and Analysis - Key Employee Incentive Plan.”
(2)

These amounts represent threshold, target and maximum awards, as applicable, under the cash incentive awards granted in 2020 pursuant to our KEIP. Each of the named executive officers was eligible to earn a performance-driven cash incentive payment following the completion of each of the second, third and fourth calendar quarters of 2020 and the first calendar quarter of 2021, depending upon the extent to which the KEIP’s performance goals had been achieved for each such quarter. The KEIP payout amount for each of these quarters was determined based upon the level of achievement of the following three performance metrics: (i) average contracted rig efficiency, weighted 40%;

(ii) lost time incidents safety, weighted 20%; and (iii) reduction in total consolidated overhead expenses, weighted 40%. The amount of the KEIP payment, if payable, would range from 50% (at threshold level) to 150% (at stretch level) of the target value of a participant’s incentive payment. If the threshold performance level for any given metric was not achieved, no KEIP payment would be earned for that metric for that quarter. In addition to performance being measured for each quarter, the KEIP contained a catch-up provision, which provided that performance goals would also be measured cumulatively at the end of the second, third and fourth quarters of the plan, taking into account each such quarter and all preceding quarters. To the extent performance was not achieved at the stretch level for any preceding quarter, a KEIP participant would be eligible to earn an additional “catch-up” payment for the prior quarters; provided, that in no event would the “catch-up” payment be greater than the cumulative quarterly plan payments assuming maximum level of performance for such period. The KEIP provided that 80% of the KEIP payments earned based on quarterly performance would be paid in cash on a quarterly basis after each applicable quarter, and the remaining 20% of the award amount would be held back and paid in cash to participants upon our emergence from our chapter 11 reorganization. The KEIP originally provided for the withheld payments to be subject to the satisfaction of certain emergence timing criteria, but after we filed our proposed Joint Plan with the Bankruptcy Court in January 2021, our principal creditors agreed that the withheld payments would be paid in full upon our emergence from our chapter 11 reorganization. In order to earn a KEIP payment for any quarter, a KEIP participant must have been employed by us through the payment date. A KEIP participant whose employment terminates due to death or disability, by us without “cause” or by a KEIP participant for “good reason” (as such terms are defined in the KEIP) prior to the end of the applicable quarter would be entitled to a pro-rata portion of his KEIP payment that would otherwise have been earned for the quarter based on the percentage of the quarter the participant was employed by us.

For actual KEIP cash incentive awards paid for 2020, see the “Non-Equity Incentive Plan Compensation” column in the 2020 Summary Compensation Table above and related footnotes.

Note Regarding Outstanding Equity Awards at Fiscal Year-End 2020 Table: As a condition to participating in the KEIP, the named executive officers and all other KEIP participants forfeited (i) their unpaid rights under outstanding long-term cash incentive awards granted in 2018 and 2019, (ii) their unvested RSU awards granted in 2018 and 2019 and (iii) their outstanding awards of SARs. As a result, as of December 31, 2020, none of the named executive officers held any outstanding equity incentive plan awards. Consequently, the Outstanding Equity Awards at Fiscal Year-End 2020 table has been omitted from this proxy statement.

2020 Option Exercises and Stock Vested

Name	SARs Awards		RSU Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Marc Edwards	—	—	220,681	838,588
Ronald Woll	—	—	34,215	104,567
Scott L. Kornblau	—	—	6,920	18,182
David L. Roland	—	—	19,027	57,425
Dominic A. Savarino	—	—	1,975	3,140

(1)	The values realized upon vesting of RSU awards contained in the table are based on the market value of our common stock on the date of vesting.

Potential Payments Upon Termination or Change in Control

Under the terms of our compensation plans and award agreements, our named executive officers are entitled to certain payments and benefits upon the occurrence of specified events, including termination of employment. The following summary and tables describe the specific terms of these arrangements and the estimated payments payable to each of our named executive officers upon termination of employment under our compensation programs as if his employment had terminated for these reasons on December 31, 2020. As of such date, except with respect to amounts payable to our former CEO, Mr. Edwards, pursuant to his employment agreement, we did not have any plans, programs or agreements under which the named executive officers would have been entitled to receive either a severance payment or a payment triggered by a change in control of our company or a retirement by the employee. For purposes of the following tables, dollar amounts are estimates based on annual base salary as of December 31, 2020 and benefits paid to the named executive officer in fiscal year 2020. As a condition to participating in the KEIP in connection with our chapter 11 reorganization, in June 2020 each named executive officer forfeited his (i) unpaid rights under outstanding long-term cash incentive awards, (ii) unvested RSU awards and (iii) outstanding awards of SARs. As a result, as of December 31, 2020, no named executive officer held any cash incentive awards, RSUs or SARs other than pursuant to the KEIP. In order to earn a KEIP payment for any quarter, the named executive officer must remain employed by us through the payment date for that quarterly payment. A KEIP participant whose employment terminates due to death or disability, by us without “cause” or by the KEIP participant for “good reason” (as such terms are defined in the KEIP) prior to the end of the applicable quarter will be entitled to a pro-rata portion of his KEIP payment that would otherwise have been earned for such quarter based on the percentage of the quarter such participant was employed by us. The actual KEIP payment that each named executive officer would be entitled to receive upon his termination may be different from the estimated amount included in the below tables, depending on the achievement of payment criteria under the KEIP.

The actual amounts to be paid to the named executive officers can only be determined at the time of each executive’s separation from our company. In addition to the amounts in the below summaries, if the named executive officer resigns or his employment is terminated for any reason, he may be paid for his unused vacation days. The summaries assume that there is no earned but unpaid base salary or unpaid business expense reimbursements as of the time of termination.

The amounts of potential future payments and benefits as set forth in the tables below, and the descriptions of the assumptions upon which such future payments and benefits are based and derived, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are estimates of payments and benefits to certain of our executives upon their termination of employment, and actual payments and benefits may vary materially from these estimates. Actual amounts can only be determined at the time of such executive’s actual separation from our company. Factors that could affect these amounts and assumptions include, among others, the timing during the year of any such event, our company’s stock price, unforeseen future changes in our benefits and compensation methodology, the age of the executive and the circumstances of the executive’s termination of employment.

Assuming the employment of each named executive officer was terminated under each of these circumstances on December 31, 2020, his payments and benefits would have had an estimated value as follows (less applicable withholding taxes):

Marc Edwards Executive Benefits & Payments	Termination for Good Reason or Without Cause ($)	Termination for Death or Disability ($)	Termination for Cause ($)	Other Voluntary Termination ($)	Change in Control ($)
Cash Severance	5,000,000	—	—	—	12,000,000
Cash Incentive	1,500,000	1,500,000	—	—	1,500,000
Insurance Continuation	40,800	—	—	—	40,800
Outplacement Services	25,000	—	—	—	25,000
KEIP Payment	1,250,000	1,250,000	—	—	—
SERP	282,428	282,428	282,428	282,428	282,428

Total	8,098,228	3,032,428	282,428	282,428	13,848,228

Ronald Woll Executive Benefits & Payments	Termination for Good Reason or Without Cause ($)	Termination for Death or Disability ($)	Termination for Cause ($)	Other Voluntary Termination ($)
KEIP Payment	340,235	340,235	—	—
SERP	47,690	47,690	47,690	47,690

Total	387,925	387,925	47,690	47,690

Scott L. Kornblau Executive Benefits & Payments	Termination for Good Reason or Without Cause ($)	Termination for Death or Disability ($)	Termination for Cause ($)	Other Voluntary Termination ($)
KEIP Payment	141,875	141,875	—	—
SERP	9,158	9,158	9,158	9,158

Total	151,033	151,033	9,158	9,158

David L. Roland Executive Benefits & Payments	Termination for Good Reason or Without Cause ($)	Termination for Death or Disability ($)	Termination for Cause ($)	Other Voluntary Termination ($)
KEIP Payment	150,700	150,700	—	—
SERP	37,321	37,321	37,321	37,321

Total	188,021	188,021	37,321	37,321

Dominic A. Savarino Executive Benefits & Payments	Termination for Good Reason or Without Cause ($)	Termination for Death or Disability ($)	Termination for Cause ($)	Other Voluntary Termination ($)
KEIP Payment	131,250	131,250	—	—
SERP	10,113	10,113	10,113	10,113

Total	141,363	141,363	10,113	10,113

EQUITY PLAN

Our Equity Plan, as in effect prior to our emergence from bankruptcy, authorized the issuance of awards including stock options, SARs, RSUs and other stock-based awards (including dividend equivalents) to acquire up to 7,500,000 shares of our common stock, of which awards for up to 2,211,147 shares had been issued as of December 31, 2020. Stock options had a maximum term of 10 years, subject to earlier termination under certain conditions, and, unless otherwise specified at the time of the grant, vested in four equal, annual installments over four years. SARs represented the right to receive stock or cash, or a combination of stock and cash, equal in value to the difference between the exercise price of the SAR and the market price of the corresponding amount of common stock on the exercise date. SARs had a maximum term of 10 years, subject to earlier termination under certain conditions, and vested as specified at the time of the grant. During 2020, 7,000 SARs were granted under our Equity Plan. We did not grant any RSUs under our Equity Plan in 2020.

On April 23, 2021, the Board adopted and approved the 2021 Stock Plan, which provides for the grant of stock options, SARs, restricted stock, RSUs, performance awards and other stock-based awards or any combination thereof to eligible participants. Subject to adjustment, the aggregate number of shares of common stock that are available for issuance pursuant to awards under the 2021 Stock Plan is 11,111,111, of which awards for up to 4,397,108 shares had been issued and were still outstanding as of December  31, 2021.

Equity Compensation Plan Information

The following table provides information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2020, categorized by (i) equity compensation plans previously approved by our stockholders and (ii) equity compensation plans not previously approved by our stockholders. As indicated in the table, all such equity compensation plans were approved by our stockholders.

Plan Category	Number of securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2) (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	11,000	43.84	5,299,853
Equity compensation plans not approved by stockholders	—	—	—
Total	11,000	43.84	5,299.853

(1)

As of December 31, 2020, there were no SARs outstanding under our Equity Plan with an exercise price less than $0.17, which was the closing price per share on December 31, 2020, as quoted on the OTC Pink Open Market.

(2)	The weighted-average exercise price does not take into account RSUs because RSUs do not have an exercise price.

CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our former CEO, Mr. Edwards. For 2020:

•	the annual total compensation of the employee identified at median of our company (other than our CEO) was $125,538; and

•	the annual total compensation of Mr. Edwards, as reflected in the 2020 Summary Compensation Table above, was $7,077,198.

Based on this information, for 2020 the ratio of the annual total compensation of Mr. Edwards to the median of the annual total compensation of all employees was estimated to be approximately 56 to 1.

This pay ratio is a reasonable estimate calculated in accordance with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their particular compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of Mr. Edwards and our median employee, we used the following methodology, material assumptions, adjustments and estimates:

•

We identified our median-compensated employee from all full-time, part-time and temporary workers (with the exception of our employees in Singapore as described below) who were included as employees on our payroll records as of December 31, 2020, based on actual base salary, overtime and bonuses paid for calendar year 2020. We believe the use of such cash compensation for all employees is a consistently-applied compensation measure because we do not widely distribute equity awards to employees.

•

We determined that, as of December 31, 2020, our employee population for purposes of this pay ratio calculation consisted of approximately 1,651 individuals globally. As permitted by SEC rules, when identifying our median employee for purposes of the pay ratio calculation, we excluded the compensation of our three employees based in Singapore.

•

Compensation for newly-hired employees who worked less than a full year was annualized. The pay for employees based outside of the U.S. was converted to U.S. dollars using the average of the exchange rates in effect on each of January 1, 2020 and December 31, 2020. We did not make any cost-of-living adjustments in identifying the median employee. The median employee from our analysis had anomalous compensation characteristics and was substituted with a similarly-situated employee with a materially equivalent compensation level.

•

After identifying the median employee based on total cash compensation, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2020 Summary Compensation Table.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal No. 2)

Although we are not required to do so, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as we have described it in the “Compensation Discussion and Analysis,” “Executive Compensation” and “Equity Plan” sections of this proxy statement. This advisory vote is sometimes referred to as “say-on-pay.”

While this say-on-pay advisory vote is not binding on us, management and the Compensation Committee will review the voting results for purposes of obtaining information regarding investor sentiment about our executive compensation philosophy, policies and practices. If there is a significant number of negative votes, we will seek to understand the concerns that influenced the negative votes and consider them in making decisions about our executive compensation program in the future. At our 2020 annual meeting, our stockholders approved our non-binding advisory vote on the compensation of our named executive officers, with approximately 88% of the votes cast on the proposal voting in favor of its approval.

We believe that the information we have provided in this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. As described above in detail in the “Compensation Discussion and Analysis,” “Executive Compensation” and “Equity Plan” sections of this proxy statement, our compensation program during 2020 included both fixed compensation and variable compensation, with the majority of executive compensation being at risk and subject to the satisfaction of performance-based incentives that were designed to support our long-term business strategies and promote creation of stakeholder value. We believe our program delivers reasonable pay that is strongly linked to our performance and rewards achievement of performance that is aligned with stakeholder interests.

Accordingly, our Board of Directors strongly endorses the company’s executive compensation program and recommends a vote FOR the following resolution:

RESOLVED, that the compensation paid to our company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved on an advisory basis.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

(Proposal No. 3)

The Audit Committee of our Board of Directors selected Deloitte & Touche LLP (or D&T) to serve as our independent registered public accounting firm (independent auditor) for fiscal year 2021. Although it is not required to do so, our Board is submitting the selection of D&T for ratification by our stockholders at the Annual Meeting. Regardless of the outcome of the vote, the Audit Committee at all times has the authority within its discretion to recommend and approve any appointment, retention or dismissal of our independent auditor.

D&T has served as our independent auditor since 1989. We expect that a representative of D&T will have the opportunity to make a statement if they desire to do so and will be available during the Annual Meeting to respond to appropriate questions from stockholders.

Audit Fees

D&T and its affiliates billed the following fees for the years ended December 31, 2020 and 2019:

	2020	2019
Audit Fees (1)	$1,875,000	$2,113,700
Audit-Related Fees	—	—
Tax Fees (2)	22,000	—
All Other Fees (3)	4,000	4,000

Total	$1,901,000	$2,117,700

(1)

Audit Fees include the aggregate fees and expenses for the audit of our annual financial statements and internal control over financial reporting, reviews of our quarterly financial statements, various statutory audits of our foreign subsidiaries and aggregate fees and expenses associated with the consent for our Registration Statement on Form S-3 filed with the SEC in March 2018.

(2)	Tax fees include aggregate fees and expenses related to tax consultations with respect to tax disputes outside the scope of the annual audit of our financial statements.
(3)	All Other Fees include fees and expenses for a subscription to an accounting research tool.

Auditor Engagement and Pre-Approval Policy

In order to assure the continued independence of our independent auditor, currently D&T, the Audit Committee has a policy requiring pre-approval of all audit and non-audit services performed by the independent auditor. Under this policy, the Audit Committee annually pre-approves certain limited, specified recurring services that may be provided by D&T. All other engagements for services that may be provided by D&T must be specifically pre-approved by the Audit Committee, or a designated committee member to whom this authority has been delegated. Since its adoption of this policy, the Audit Committee or its designee has pre-approved all engagements by us and our subsidiaries for services of D&T, including the terms and fees thereof, and concluded that such engagements were compatible with the continued independence of D&T in serving as our independent auditor.

Our Board of Directors recommends a vote FOR Proposal No. 3.

SOLICITATION EXPENSES

We will bear the cost of preparing, printing and mailing this proxy statement and the accompanying proxy card and of this solicitation of proxies on behalf of our Board of Directors. In addition to solicitation by mail, we may solicit proxies personally, by telephone or other means. We intend to request brokerage houses, custodians, nominees and others who hold our common stock in their names to solicit proxies from the persons who beneficially own such stock and we will reimburse these brokerage houses, custodians, nominees and others for the reasonable costs of sending the proxy materials to the beneficial owners of our common stock. We have also retained Innisfree M&A Incorporated to assist with the solicitation of proxies for an agreed fee plus reasonable out-of-pocket expenses, which fees and expenses will be paid by the company.

COMMUNICATIONS WITH DIAMOND OFFSHORE AND OTHERS

Stockholders and other interested parties may communicate directly with our Chairman, other Independent Directors or our Board as a whole by writing to Diamond Offshore, P.O. Box 4558, Houston, Texas 77210, Attention: Corporate Secretary. Stockholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Inquiries sent by mail will be reviewed by our Corporate Secretary and, if they pertain to the functions of the Board or Board committees or if the Corporate Secretary otherwise determines that they should be brought to the intended recipient’s attention, they will be forwarded to the intended recipient. Concerns relating to accounting, internal controls, auditing or compliance matters will be brought to the attention of our Audit Committee and handled in accordance with procedures established by the Audit Committee. Items that are unrelated to the duties and responsibilities of the Board, such as personal employee complaints, resumes and other forms of job inquiries, surveys, service complaints, requests for donations, business solicitations or advertisements, will not be forwarded to the directors. In addition, material that is considered to be hostile, threatening, illegal or similarly unsuitable will not be forwarded.

Stockholder proposals for our next annual meeting must be mailed or delivered to: Diamond Offshore, P.O. Box 4558, Houston, Texas 77210, Attention: Corporate Secretary, and must be received by our Corporate Secretary no earlier than September 23, 2022 and not later than October 23, 2022, unless the date of the next annual meeting is more than 30 days before or more than 60 days after January 21, 2023. If a proposal is received before or after the applicable date, our proxy for our next annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for our next annual meeting of stockholders.

OTHER MATTERS

While management has no reason to believe that any other business will be presented, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders.

BY ORDER OF THE BOARD OF DIRECTORS

DAVID L. ROLAND
Senior Vice President, General Counsel and Secretary